                            ASSET PURCHASE AGREEMENT


                                  DATED AS OF

                               FEBRUARY 12, 1998

                                     AMONG

                     GOVERNMENT TECHNOLOGY SERVICES, INC.,

                                   BTG, INC.,

                         BTG TECHNOLOGY SYSTEMS, INC.,

                                      AND

                      CONCEPT AUTOMATION, INC. OF AMERICA

                               TABLE OF CONTENTS

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
                                                                                                                              PAGE
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
ARTICLE 1        Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

         Section 1.01.    Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE 2        Purchase And Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

         Section 2.01.    Purchase and Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 2.02.    Retained Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 2.03.    Assumed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 2.04.    Retained Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 2.05.    Nonassignable Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 2.06.    Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 2.07.    Allocation of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 2.08.    Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 2.09.    Stock Legends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

ARTICLE 3        Representations and Warranties of Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

         Section 3.01.    Corporate Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 3.02.    Corporate Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 3.03.    Acquisition of Series C Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 3.04.    BTG SEC Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 3.05.    Division Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 3.06.    No Violations; Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 3.07.    No Undisclosed Material Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 3.08.    Absence of Certain Events and Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 3.09.    Compliance with Applicable Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 3.10.    Title to and Sufficiency of Assets.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 3.11.    Reserves  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 3.12.    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 3.13.    Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 3.14.    Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 3.15.    Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 3.16.    Brokers and Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 3.17.    Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 3.18.    Employment Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 3.19.    Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 3.20.    Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

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
         Section 3.21.    Government Contracts.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 3.22.    Export Control and Related Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 3.23.    Cooperative Business Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 3.24.    Backlog . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 3.25.    Restrictive Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 3.26.    Suppliers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 3.27.    Customers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 3.28.    Ownership of Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 3.29.    Full Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 3.30.    Cumulative Exceptions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

ARTICLE 4        Representations and Warranties of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

         Section 4.01.    Corporate Organization and Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 4.02.    Corporate Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 4.03.    No Violations; Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 4.04.    Capitalization of GTSI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 4.05.    GTSI SEC Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 4.06.    No General Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 4.07.    Title to Series C Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 4.08.    Brokers and Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 4.09.    Full Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 4.10.    Cumulative Exceptions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

ARTICLE 5        Covenants of Buyer and Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

         Section 5.01.    Stockholders Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 5.02.    Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 5.03.    Assignments; Novation of Government Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         Section 5.04.    Noncompete  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Section 5.05.    Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 5.06.    Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 5.07.    Administration of Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 5.08.    Use of Stationery, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 5.09.    Nasdaq Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

ARTICLE 6        Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

         Section 6.01.    Tax Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Section 6.02.    Transfer and Property Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         Section 6.03.    Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         Section 6.04.    Refunds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

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
ARTICLE 7        Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

         Section 7.01.  Employees; Allocation of Liabilities; WARN Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         Section 7.02.  Employee Plans and Foreign Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Section 7.03.  Defined Contribution Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

ARTICLE 8        Survival; Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

         Section 8.01.  Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         Section 8.02.  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         Section 8.03.  Indemnification Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

ARTICLE 9        Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

         Section 9.01.  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         Section 9.02.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         Section 9.03.  Amendments; No Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         Section 9.04.  Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         Section 9.05.  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         Section 9.06.  Counterparts; Effectiveness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         Section 9.07.  Expenses of Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         Section 9.08.  Terms Generally . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         Section 9.09.  Confidentiality and Publicity.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         Section 9.10.  No Third-Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         Section 9.11.  Bulk Transfer Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         Section 9.12.  Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         Section 9.13.  Remedies Cumulative . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         Section 9.14.  Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         Section 9.15.  Joint and Several Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57


EXHIBITS
--------

         1              Escrow Agreement
         2              Trademark License Agreement
         3              Database and Software Agreement
         4              Standstill Agreement
         5              Transition Services Agreement
         6              Warehouse Sublease Agreement
         7              Lockbox Agreements
         8              Sales Commission and Bonus Agreement
         9              Royalty Subcontracts
         10             Novation Subcontracts

         11               Novation Agreements
         12               Chattanooga Sublease Agreement
         13               Assignment and Assumption of the Germany Lease
         14               Series C Certificate of Designation
         15               Opinion of Hogan & Hartson, L.L.P.
         16               Opinion of Arent Fox Kintner Plotkin & Kahn, PLLC

                         SELLERS' DISCLOSURE SCHEDULES

SECTION                   DISCLOSURE
-------                   ----------
1.01             Retained Assets
1.01(a)          Certain Individuals
3.05             Division Balance Sheet
3.06(a)          Violations
3.06(b)          Consents and Approvals
3.07(b)          Material Liabilities
3.08             Material Changes
3.10(b)          Inventory
3.10(c)          Tangible Personal Property
3.10(e)          Government Property and Equipment
3.12             Litigation
3.13(f)          Resale Exemption Certificates
3.14             Employee Benefit Plans
3.17(a)          Purchase Intellectual Property
3.18(a)          Employment Matters
3.19(a)          Contracts
3.19(b)          Defaults
3.19(c)          Bids and Proposals
3.19(d)          Unexercised Options for Sale of
                 Goods or Services
3.19(e)          Late Performance
3.19(f)          Late Delivery Penalties
3.19(g)          Contracts Requiring Letters of Credit
                 or Bank Guarantees
3.19(h)          Performance Pending Funding
3.21(c)          Government Contract Deficiencies
3.21(f)          Debarments and Suspensions
3.21(g)          Stop Work Orders
3.21(i)          Ceiling, Cap and Share Ratios
3.22(b)          Export Control and Related Matters
3.23             Cooperative Business Agreements
3.24(a)          Backlog
3.24(b)          Exceptions to Backlog
3.26             Suppliers
3.27             Customers

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
SELLERS' ATTACHMENTS
--------------------
       1.1      Inventory
       1.2      Current Inventory
       1.3      Tangible Personal Property
       1.4      Deposits
       5.03(e)  Deferred Revenue Contracts


BUYER'S ATTACHMENTS
-------------------
       4.03     Consents and Approvals
       4.04(b)  Stock Options, Etc.
       4.08     Brokers and Finders


                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT (this "Agreement") dated as of February 12, 1998 among Government Technology Services, Inc., a Delaware corporation ("Buyer" or "GTSI"), and BTG, Inc., a Virginia corporation ("BTG"), BTG Technology Systems, Inc., a Virginia corporation ("BTG Systems"), and Concept Automation, Inc. of America, a Virginia corporation ("Concept Automation" and, together with BTG and BTG Systems, "Sellers").

                              W I T N E S S E T H:

         WHEREAS, as part of a business constituting the Division (as hereinafter defined) Sellers sell and distribute certain products and provide certain services;

         WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer substantially all of the assets of the Division, upon the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

         SECTION 1.01.    DEFINITIONS.

                 (a) The following terms used herein shall have the following meanings:

         "Acquired Assets" means, subject to the exclusions set forth below, the following assets, properties and rights, whether tangible or intangible, whether fixed, contingent or otherwise, and wherever located, that are used or held for use in the Division (or, in the case of Inventory, which are also subject to open purchase orders) as of the Closing Date:

                          (i)     all inventory, including merchandise,
materials, finished goods, work-in-process, packaging, shipping materials, parts and other tangible personal property held for sale or which contribute to the finished products or the sale, promotion, storage and shipment thereof, whether located at facilities owned or leased by Sellers, inventory received at the Virginia Warehouse or the Chattanooga Warehouse after the Closing Date if it is subject to an open purchase order whether or not such inventory is in transit as of the Closing Date, subject to Section 5.07, any rights of Sellers to the warranties, price protections, volume discounts, special discounts, prompt payment discounts, prepay discounts, cooperative advertising discounts and marketing development fund allowances and price reductions received from suppliers, and any related claims, credits, rights of recovery and setoff with respect to such inventory, all of which (other than the related rights and inventory not received at the Virginia Warehouse or the Chattanooga Warehouse as of February 6, 1998) is listed on Attachment 1.1 (collectively, the "Inventory");

                          (ii)    all furniture, fixtures, office supplies,
machinery, equipment, computer hardware, computer software, supplies, repair parts, tools, plant, laboratory and office equipment and other tangible personal property, in each case as listed on Attachment 1.3, together with any rights or claims arising out of the breach of any express or implied warranty by the manufacturers or sellers of any of such assets or any component part thereof;

                          (iii)   all deposits identified on Attachment 1.4;

                          (iv)    all right, title and interest in, to and
under all Acquired Contracts;

                          (v)     all intangible personal property, including
all Proprietary Information and Intellectual Property, used or held for use in the Division;

                          (vi)    (A) originals of operating data and records
including books, records, electronic data, notes, sales and sales promotional data, advertising materials, customer and supplier lists, databases, reference catalogs, catalog inventory, and other similar property, rights and information; and (B) copies of financial and accounting data and records including books, records, electronic data, notes, credit information, cost and pricing information, payroll and personnel records (to the extent permitted under applicable law), and other similar property, rights and information, used or held for use in the Division;

                          (vii)   claims, causes of action, choses in action,
rights under express or implied warranties, rights of recovery, rights of set-off, and rights of subrogation with respect to the Acquired Assets;

                          (viii)  Permits, used or held for use in the
Division; and

                          (ix)    all rights under non-disclosure and
proprietary agreements with employees and agents of Sellers or with other third parties to the extent related to the Acquired Assets.

         "Acquired Business" means the Acquired Assets and the Assumed Liabilities.

         "Acquired Contracts" means all Contracts other than the Contracts identified on Disclosure Schedule Section 3.19(a) as "Nonacquired Contracts."

         "Affiliate" means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

         "Ancillary Agreements" means the Escrow Agreement, the Trademark License Agreement, the Database and Software Agreement, the Standstill Agreement, the Transition Services Agreement, the Warehouse Sublease Agreement, the Lockbox Agreements, the Sales Commission and Bonus Agreement, the Royalty Subcontracts, the Novation Subcontracts, the Novation Agreements, the Chattanooga Sublease Agreement, the Assignment and Assumption of the Germany Lease, substantially in the form of Exhibits 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, and 13, respectively.

         "Applicable Interest Rate" means interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code.

         "Assumed Liabilities" means (i) the Liabilities of Sellers to be performed or otherwise satisfied under the Acquired Contracts specifically by the terms thereof on any date that is after the Closing Date and (ii) all Liabilities arising from Buyer's ownership of the Acquired Assets or its operation of the Acquired Business after the Closing Date; provided that Assumed Liabilities shall specifically exclude Liabilities arising out of or related to (a) any misrepresentation or breach of warranty made by Sellers contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith, (b) breaches of covenants or obligations of Sellers contained herein or (c) any Retained Liability.

         "Chattanooga Warehouse" means the premises known as Suite A of Warehouse at Highways 153/58, 4250 Berton Drive, Chattanooga, Tennessee 37406.

         "Closing Date" means the date of the Closing.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Common Stock" means common stock, par value $.005 per share, of Buyer.

         "Contracts" means (i) all oral or written bids, quotations, proposals (including pending bid proposals), contracts (including Government Contracts and Backlog Contracts), agreements (including the Vendor Agreements), commitments, understandings, licenses, teaming arrangements, subcontracts, memoranda of understanding ("MOUs"), memoranda of agreement ("MOAs"), contract, subcontract or bid awards, sales and purchase orders (including partially filled purchase orders), and backlog of unexecuted delivery orders and open market orders on which any Seller has not executed, of any Seller relating to the Division and the subject matter of which is within the definition of "commercial items" as defined in Section 2.101 of the Federal Acquisition Regulations, including those listed on Disclosure Schedule Section 3.19(a); and
(ii) the Germany Lease.

         "Controlled Group Liability" means all Liabilities relating to Employee Plans and Foreign Plans under (i) Title IV of ERISA, (ii) Section 302 of ERISA, and (iii) Sections 412 and 4971 of the Code.

         "Conversion Proposal" means the proposal to be presented to the holders of Common Stock at the First Meeting and, if necessary, the Second Meeting, with respect to the approval of (a) the conversion of the Series C Preferred Stock into Common Stock in accordance with the terms of the Series C Certificate of Designation and (b) the GTSI Charter Amendment.

         "Current Inventory" means all manufacturer current, non-obsolete Inventory based on a 90-day average run rate, which is either listed on Attachment 1.2 or will be listed on Attachment 1.2 by supplement pursuant to
Section 2.10(b).

         "Damages" means any damage, loss, claim, assessment, judgment, liability and expense (including reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any pending or threatened claim, action, suit, investigation, proceeding or government directive).

         "Disclosure Schedule" means the Disclosure Schedule delivered by Sellers to Buyer simultaneously with the execution and delivery of this Agreement and initialed by Sellers and Buyer.

         "Division" means Sellers' business as a product reseller of computer hardware, software, hardware maintenance agreements, software maintenance agreements, software licenses, peripherals and integrated systems, providing clients and prospective clients with advanced technology products in the areas of enterprise networking and internet networking, the UNIX operating system environment, data storage, image processing and high-performance client/servers, and all activities incidental to the foregoing.

         "Division Employees" means those individuals who are employed by any Seller in the Division as of the Closing Date, a preliminary list of whom as of December 18, 1997 has been delivered by Sellers to Buyer prior to the date hereof and a definitive list of whom as of the close of business on the date prior to the Closing Date has been delivered by Sellers to Buyer at Closing. Division Employees shall include all individuals who are described in the first sentence hereof and who are, as of the Closing Date, on an approved leave of absence with a right to return to active employment.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

         "Employee Plans" means each "employee benefit plan," within the meaning of Section 3(3) of ERISA, and each employment, severance or other similar contract, arrangement or policy and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which is maintained, administered or contributed to by any Seller or any of its ERISA Affiliates and which covers any Division Employee, other than any such plan, contract, arrangement or policy which is a Foreign Plan.

         "Environmental Laws" means any applicable federal, state, local or foreign law, treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit, agreement or governmental restriction, each as in effect on or prior to the Closing Date, relating to the environment or to any Hazardous Substance.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Export Control Laws" means all federal, state, local and foreign laws (including common law), statutes, codes, ordinances, rules, regulations, executive orders or other requirements, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any judicial or administrative interpretations thereof, relating to the export or reexport of commodities and technologies. Export Control Laws includes the Export Administration Act of 1979 (24 U.S.C. Sections 2401 - 2420); the International Emergency Economic Powers Act (50 U.S.C. Sections 1701 - 1706); the Trading with the Enemy Act (50 U.S.C. Sections 1 et seq.); the Arms Export Control Act (22 U.S.C. Sections 2778, 2779); and the International Boycott Provisions of
Section 999 of the Code.

         "Final Determination" shall mean (i) with respect to federal income Taxes, a "determination" as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD and, with respect to Taxes other than federal income Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations) or (ii) the payment of Tax by any Seller, Buyer or any of their Affiliates, whichever is responsible for payment of such Tax liability under applicable law, with respect to any item disallowed or adjusted by a Taxing Authority, provided that such responsible party determines that no action should be taken to recoup such payment and the indemnifying party, if any, agrees.

         "Foreign Plans" means each "employee benefit plan," within the meaning of Section 3(3) of ERISA, and each employment, severance or other similar contract, arrangement or policy and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which is maintained, administered or contributed to by any Seller or any of its ERISA Affiliates primarily for non-U.S. citizens or non-U.S. residents and which covers any Division Employee.

         "GAAP" means United States generally accepted accounting principles.

         "Germany Lease" means the Commercial Sublease Agreement between Digital Equipment GmbH and BTG, Inc., dated September 29, 1997, with respect to a portion of the premises known as Heidelbergerstr. 5-7, 68519 Viernheim, Federal Republic of Germany.

         "Government Contract" means (i) any Contract (including purchase orders, blanket purchase orders and agreements and delivery orders) relating to the Acquired Business between any Seller and any Governmental Entity and (ii) any Contract (including GSA Contracts, purchase orders, blanket purchase orders, blanket purchase agreements ("BPAs") and delivery orders) relating to the Acquired Business entered into by any Seller as subcontractor (at any tier) in connection with a Contract between another Person and any Governmental Entity, including the Contracts listed on Section 3.19(a) of the Disclosure Schedule.

         "Governmental Entity" means any government or any court, arbitral tribunal, administrative agency, or commission or other governmental or other regulatory authority or agency, federal, state, local, transnational or foreign.

         "GTSI Board" means the board of directors of GTSI.

         "GTSI Bylaws" means the bylaws of GTSI, as amended through the date of this Agreement.

         "GTSI Charter" means the certificate of incorporation of GTSI, as amended through the date of this Agreement.

         "GTSI Charter Amendment" means an amendment to the GTSI Charter increasing the number of authorized shares of Common Stock from 10,000,000 to 20,000,000.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Hazardous Substance" means any substance, pollutant, contaminant, chemical, waste or material, including petroleum, its derivatives, by-products and other hydrocarbons, that is listed, identified in, or regulated under any applicable federal, state, local or foreign law, treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit, agreement or governmental restriction.

         "Income Tax" means any Tax imposed on or measured by net income, net worth or capital, or any alternative minimum Tax or similar Tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Taxing Authority.

         "Intellectual Property" means all inventions, improvements, domestic and foreign patents and applications therefor, trade secrets, know how, customer lists, trade names, common law trademarks and service marks, trademark and service mark registrations and applications therefor, copyrights, copyright registrations and applications therefor, mask works, mask work registrations and applications therefor, rights in Software and databases (including customer databases), all rights (including rights to use data) with respect to any of the foregoing that are granted or retained under Contract, license, law or regulation.

         "IRS" means the Internal Revenue Service.

         "Liabilities" means any and all debts, liabilities, commitments, claims, allegations, demands and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

         "Lien" means any adverse claim, restriction on voting or transfer or pledge, lien, mortgage, hypothecation, collateral assignment, charge, encumbrance, easement, covenant, restriction, title defect, encroachment or security interest of any kind.

         "Liquidation Preference" has the meaning set forth in the Series C Certificate of Designation.

         "Material Adverse Effect" means, with respect to the Acquired Business or any entity (or group of entities taken as a whole), such state of facts, events, change or effect as has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Acquired Business or, such entity (or group of entities, taken as a whole), and with respect to the Acquired Business, also on the ability of Buyer to own and operate the Acquired Business following the Closing Date substantially as currently conducted; provided that, in any event, an adverse effect in the amount of at least $25,000 shall be deemed to be material.

         "New Material" means satisfying the provisions of Federal Acquisition Regulation 48 CFR 52.211-5.

         "Noncurrent Inventory" means all Inventory which is not Current Inventory.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Permit" means any license, franchise, permit, concession, order, clearance, authorization, approval or registration from, of or with a Governmental Entity or other Person.

         "Permitted Liens" means any Liens (i) for Taxes attributable to a Pre-Closing Tax Period not yet due or payable or (ii) that are not material and constitute mechanics', carriers', workers' or like liens incurred in the ordinary course of business.

         "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any Governmental Entity.

         "Pre-Closing Tax Period" means any Tax period, or portion thereof, ending on or before the close of business on the Closing Date.

         "Proprietary Information" means all information with respect to the Acquired Business that in accordance with Sellers' usual practices would be treated by Sellers as "PROPRIETARY INFORMATION - STRICTLY PRIVATE," "PROPRIETARY INFORMATION - INTERNAL DATA" or equivalent.

         "Purchased Intellectual Property" means the Intellectual Property included in the Acquired Assets.

         "Retained Assets" means all assets, properties and rights, whether tangible or intangible, whether fixed, contingent or otherwise, and wherever located, of Sellers (including all demonstration, evaluation or other loaned equipment from manufacturers) other than the Acquired Assets, including:

                 (i) All cash or cash equivalents held by any Seller, all interest payable in connection with any such cash, cash equivalents or short term investments, bank balances and rights in and to bank accounts, marketable and other securities of any Seller.

                 (ii) All accounts receivable arising out of the business and operations of the Division.

                 (iii) All contracts of insurance and all insurance plans and the assets thereof.

                 (iv) All Employee Plans and Foreign Plans, benefit arrangements, qualified plans and welfare plans and the assets thereof.

                 (v) Any and all claims of any Seller with respect to any Tax refunds with respect to the period on or prior to the Closing Date.

                 (vi) All of each (a) Seller's organizational documents, corporate books and records (including minute books and stock ledgers and records), and originals of account books of original entry, (b) duplicated copies of any books, records, accounts, checks, payments records, Tax records (including payroll, unemployment, real estate and other Tax records) and other similar books, records and information of any Seller relating to such Seller's operation of the Division prior to the Closing, (c) all records prepared by or on behalf of Sellers in connection with the sale of the Acquired Assets, (d) originals of Sellers' financial and accounting data and records including books, records, electronic data, notes, credit information, cost and pricing information, payroll and personnel records (to the extent permitted under applicable law) and (e) all records and documents relating to any Retained Assets.

                 (vii) All rights and claims of any Seller whether mature, contingent or otherwise, against third parties relating to the business of the Division (including all rights under the Contracts) for the period on or prior to the Closing Date, whether in tort, contract, or otherwise.

                 (viii) All of each Seller's rights under or pursuant to this Agreement or any other rights in favor of Sellers pursuant to the other agreements contemplated hereby.

                 (ix) All rights to the names "BTG," "BTG Technology Systems" and "Concept Automation" and any logo or variation thereof and the goodwill associated therewith (except as contemplated hereby or by the Trademark License Agreement, the Transition Services Agreement, the Royalty Subcontracts or the Novation Subcontracts).

                 (x) All interests in real property other than with respect to the Chattanooga Sublease, the Germany Lease and the Warehouse Sublease.

                 (xi) The BTO CPU manufacturing of BTG computers, including all unique components necessary to build same.

                 (xii) All right, title and interest in, to and under the Retained Contracts.

                 (xiii) The additional assets designated as Retained Assets on Disclosure Schedule Section 1.01.

         "Retained Contracts" means all Contracts other than Acquired
Contracts.

         "Retained Liabilities" means Liabilities with respect to: (i) any inventory in transit to or from the facilities of any Seller and not the subject of an open purchase order as of the Closing Date; (ii) returned products initially delivered by any Seller on or before the Closing Date and returned to any Seller or Buyer after the Closing Date ("Returned Products");
(iii) warranty and "year 2000" compliance claims and obligations relating to products and services delivered under the Contracts on or before the Closing Date; (iv) audits, inquiries, investigations or proceedings with respect to performance under the Contracts on or before the Closing Date; (v) accounts payable and vendor invoices with respect to the period on or before the Closing Date; (vi) expenses accrued as of the

Closing Date or any unpaid sales, use or other Tax whether or not assessed as of the Closing Date; (vii) any duty, obligation or liability of any Seller to be performed or otherwise satisfied under the Contracts specifically by the terms thereof on or before the Closing Date; (viii) obligations under the Contracts to upgrade Software after the Closing Date; (ix) any Liability relating to the Retained Assets; (x) items otherwise identified as Retained Liabilities in this Agreement; (xi) Permitted Liens; (xii) any Liability related to the employment or termination of or resignation from employment by Sellers of any of the individuals listed on Disclosure Schedule 1.01(a); (xiii) any Liability related to the unsuccessful attempt by the persons listed in clause (xii) above to acquire all or part of the Division; and (xiv) any other Liability not within the definition of Assumed Liabilities.

         "Returned Products" shall have the meaning set forth in the definition of Retained Liabilities.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Series C Certificate of Designation" means the Certificate of Designation, Preferences and Rights of the Series C Preferred Stock, in the form attached hereto as Exhibit 14.

         "Series C Preferred Stock" means the 8% Cumulative Redeemable Convertible Preferred Stock, Series C, par value $.25 per share, of GTSI, with the rights, preferences and privileges set forth in the Series C Certificate of Designation.

         "Sole-Source Supplier" means any supplier of goods or services to any Seller with respect to the Division for which no practical alternative source of such goods or services is available on terms and conditions substantially as favorable to Sellers as those available from such supplier.

         "State Department and PC-2 Contracts" means Contract No.
S-OPRAQ-97-D-0608 for the Department of State and Contract No.
DAAB07-97-D-V002 for the Department of Defense.

         "Subsidiary" means, with respect to any Person, (i) any corporation of which such Person owns, either directly or through its Subsidiaries, more than fifty percent of the total combined voting power of all classes of voting securities of such corporation or (ii) any partnership, association, joint venture or other form of business organization, whether or not it constitutes a legal entity, in which such Person, directly or indirectly, owns more than fifty percent of the total equity interests.

         "Tax" (including with correlative meaning, the terms "Taxes" and "Taxable") means (i) all forms of taxation, whenever created or imposed, whether imposed by a local, municipal, state, foreign, federal or other governmental body or authority, including income, gross receipts, ad valorem, excise, value-added, sales, use, transfer, franchise, license, stamp, occupation, withholding, employment, payroll, property or environmental tax or premium, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (a "Taxing Authority"), and (ii) any liability for the payment of any amounts as a result of being party or subject to any agreement or with respect to the payment of any amounts of the type described in (i) as a result of any express or implied obligations to indemnify any other Person.

         "Tax Return" means any return, report, statement, information statement and the like required to be filed with any Taxing Authority.

         "Transactions" means the transactions contemplated by the Transaction Agreements.

         "Transaction Agreements" means this Agreement and the Ancillary Agreements.

         "Vendor Agreements" means the (i) Remarketer/Integrator Agreement dated July 30, 1992 between Dell Marketing L.P. and Concept Automation, Inc., as amended August 13, 1997 to, among other things, change name from Concept Automation, Inc. to BTG, Inc. and as supplemented; (ii) Addendum to Remarketer/Integrator Agreement dated April 14, 1993 between Dell Marketing Corporation and Concept Automation, Inc.; (iii) Cisco Systems, Inc. GSA Reseller Agreement dated January 22, 1996 between Cisco Systems, Inc. and BTG, Inc.; (iv) U.S. Federal (All) Systems Integrator Agreement dated May 23, 1997 between Cisco Systems, Inc. and BTG, Inc.; (v) License Agreement dated March 10, 1995 between Netscape Communications Corporation and BTG, Inc., as amended; and (vi) Systems Integrator Agreement No. 001754 dated December 20, 1996 between Netscape Communications Corporation and BTG, Inc.

         "Virginia Warehouse" means Sellers' warehouse facility located at 4101 Westfax Drive, Chantilly, Virginia.

                 (b) The following terms shall have the meanings assigned to such terms in the following sections:

          Term                                                Section
          ----                                                -------
          Agreement                                          Recitals
          Allocation                                         2.07
          Apportioned Obligations                            6.02(b)
          Assumption Agreement                               2.08(c)
          Backlog Contracts                                  3.19(a)(xiv)
          Basket Amount                                      8.07(a)
          BTG SEC Documents                                  3.04
          Buyer                                              Recitals
          Buyer DC Plans                                     7.03
          Buyer Indemnified Parties                          8.02(a)
          Cap Amount                                         8.02(a)


          Cash Consideration                                 2.06
          Cash Escrow Amount                                 2.06
          Closing                                            2.08
          Confidentiality Agreement                          9.09
          Consideration                                      2.07(a)
          Contact Person                                     5.04(d)
          Current Inventory                                  1.01
          Disposition                                        2.10(c)
          Division Balance Sheet                             3.05
          Division Financial Statements                      3.05
          Environmental Permits                              3.13(a)(2)
          Escrow Agent                                       2.06
          Escrow Agreement                                   2.06
          Escrow Shares                                      2.06
          First Meeting                                      5.01(a)
          First Proxy Statement                              5.02(a)
          General Assignment                                 2.08(b)
          GTSI Balance Sheet                                 4.06
          GTSI SEC Documents                                 4.05
          indemnified party                                  8.03(a)
          indemnifying party                                 8.03(a)
          Independent Accountant                             2.07(a)
          Initial Shares                                     2.06
          JIT                                                2.10(b)
          Market Value                                       2.06
          Noncurrent Inventory                               1.01
          Post-Closing Tax Period                            6.02(b)
          Product Requirement                                5.04(d)
          Purchase Price                                     2.06
          Sale Credits                                       2.10(d)
          Second Meeting                                     5.01(b)
          Second Proxy Statement                             5.02(b)
          Seller Indemnified Parties                         8.02(b)
          Sellers                                            Recitals
          Sellers' Cost                                      2.10(c)
          Shortfall Amount                                   2.10(a)
          Software                                           3.17(a)(3)
          Tax Benefit                                        8.02(d)
          Taxing Authority                                   1.01(a)
          Third Party Claim                                  8.03(b)
          Total Shares                                       2.06
          Transfer Taxes                                     6.02(a)


          VA3 Warehouse                                      2.10(b)
          WARN Act                                           7.01(d)



                                   ARTICLE 2

                               PURCHASE AND SALE

         SECTION 2.01. PURCHASE AND SALE. Except as otherwise expressly provided in this Agreement, upon the terms and conditions of this Agreement, Buyer agrees to purchase from Sellers for the Purchase Price, and Sellers agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer at the Closing, free and clear of all Liens (except the Permitted Liens), the Acquired Assets.

         SECTION 2.02. RETAINED ASSETS. Retained Assets shall be excluded from the Acquired Assets.

         SECTION 2.03. ASSUMED LIABILITIES. Upon the terms and conditions of this Agreement and effective at the time of the Closing, and notwithstanding any role any Seller may have as a prime contractor or responsible party under any Contract or whether any of the Contracts have been novated, Buyer shall assume and agree to pay, satisfy and discharge when due in accordance with their terms, and Buyer shall fully and forever hold Sellers and their Affiliates harmless against, any and all Assumed Liabilities.

         SECTION 2.04. RETAINED LIABILITIES. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is not assuming any Retained Liabilities, and all Retained Liabilities shall be retained by and remain Liabilities of Sellers. Buyer will have no liability with respect to, and Sellers shall fully and forever hold Buyer and its Affiliates harmless from and against, the Retained Liabilities.

         SECTION 2.05. NONASSIGNABLE CONTRACTS. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to transfer or assign any Acquired Contract or Acquired Assets, if an assignment or transfer or attempted assignment or transfer thereof without the consent of another Person would constitute a breach thereof or in any way impair the rights of Buyer or any Seller thereunder. If any such consent is not obtained or if an attempted assignment or transfer would be ineffective or would impair either Sellers' or Buyer's rights or benefits under any such Acquired Contract or Acquired Assets so that Buyer would not receive all such rights or benefits (other than Government Contracts with respect to which Section 5.03 shall govern), then, with respect to the period after the Closing Date only, (a) Sellers shall use their commercially reasonable efforts to provide or cause to be provided to Buyer, to the extent permitted by law, the rights and benefits of any such Acquired Contract or Acquired Assets and Sellers shall promptly pay or cause to be paid to Buyer when received all moneys received by Sellers with respect to any such Acquired Contract or Acquired Assets and (b) in consideration thereof Buyer shall, to the extent they would constitute Assumed Liabilities, pay, perform and discharge on behalf of Sellers all of Sellers' debts, liabilities, obligations and commitments thereunder in a timely manner and in accordance with the terms thereof. In addition, Sellers shall take such other actions as may reasonably be requested by Buyer to place Buyer, insofar as reasonably possible, in the same position as if such Acquired Contract or Acquired Assets had been transferred as contemplated hereby and so all the benefits and burdens relating thereto, including possession, use, risk of loss, potential for gain and dominion, control and command, shall inure to Buyer. If and when such consents and approvals are obtained, the transfer of the applicable Acquired Contract or Acquired Assets shall be effected in accordance with the terms and conditions hereof. Notwithstanding the foregoing, the provisions of this Section 2.05 shall not relieve Sellers or Buyer of any of their obligations under this Agreement with respect to any breach of any Retained Liabilities or Assumed Liabilities or any representations, warranties, covenants or agreements contained herein or in any of the Ancillary Agreements, or with respect to any of their indemnification obligations contained herein or therein. While it is acknowledged by Buyer that Sellers have not obtained any required consents to the assignment of the Vendor Agreements, and that such failure, by itself, is not a breach of this Agreement, Sellers hereby agree to use commercially reasonable efforts to obtain such consents.

         SECTION 2.06. PURCHASE PRICE. The Purchase Price payable by Buyer to Sellers (the "Purchase Price") for the Acquired Assets shall be $7,825,265 in cash (representing $8 million less an adjustment for accrued vacation liability and satisfaction of an outstanding invoice) (the "Cash Consideration") and 15,375 shares of Series C Preferred Stock, payable at Closing as follows: (a) $7,025,265 of the Cash Consideration shall be paid by wire transfer to a bank account designated by BTG, as Sellers' agent, and $800,000 of the Cash Consideration (the "Cash Escrow Amount") shall be paid by wire transfer to an escrow agent (the "Escrow Agent") to be held in accordance with the escrow agreement to be executed by the parties at the Closing in the form of Exhibit 1 (the "Escrow Agreement"); and (b) by issuing to BTG, as Sellers' agent, 15,375 shares of Series C Preferred Stock (the "Total Shares"), and delivering 13,837 of the Total Shares (the "Initial Shares") to BTG, as Sellers' agent, and 1,538 of the Total Shares (the "Escrow Shares") to the Escrow Agent to be held in accordance with the Escrow Agreement. The "Market Value" of the Total Shares or the Escrow Shares, as applicable, shall equal (a) if Series C Preferred Stock, the aggregate Liquidation Preference of such Series C Preferred Stock, and (b) if Common Stock, the product of (1) the number of such Shares and (2) $5.125. The Purchase Price shall be paid as provided in Section 2.08.

         SECTION 2.07.    ALLOCATION OF PURCHASE PRICE.

                 (a) The Purchase Price and the Assumed Liabilities (collectively, the "Consideration"), to the extent properly taken into account under Section 1060 of the Code, shall be allocated among the Acquired Assets as set forth in this Section 2.07. No later than 30 days after the Closing Date, Buyer shall deliver to Sellers a statement allocating the Consideration among the Acquired Assets in accordance with Code Section 1060 and the regulations promulgated thereunder (the "Allocation"). Sellers shall have a period of 10 days after the delivery of the Allocation to present in writing to Buyer notice of any objections Sellers may have to the Allocation. Unless Sellers timely object, the Allocation shall be binding on the parties without further adjustment. If Sellers shall raise any objections within the 10-day period, Sellers and Buyer shall negotiate in good faith and use their best efforts to resolve such dispute. If the parties fail to agree within 20 days after delivery of the notice, the disputed items shall be resolved by Arthur Andersen LLP, 8000 Towers Crescent Drive, Suite 400, Vienna, Virginia (the "Independent Accountant"). The Independent Accountant shall resolve the dispute within 30 days after having the dispute referred to it.
The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Sellers. Notwithstanding the foregoing, the parties agree that $500,000 of the Purchase Price shall be allocated to the tangible assets set forth in Attachment 1.3.

                 (b) Except as required by a Final Determination, Sellers and Buyer agree to (1) be bound by the Allocation, (2) act in accordance with the Allocation in the preparation of financial statements and filing of all Tax returns (including filing Form 8594 with its federal income Tax return for the taxable year that includes the date of the Closing) and in the course of any Tax audit, Tax review or Tax litigation relating thereto and (3) take no position and cause their Affiliates to take no position inconsistent with the Allocation for federal and state income Tax purposes.

                 (c) Not later than 30 days prior to the filing of their respective Forms 8594 relating to the Transactions, each party shall deliver to the other party a copy of its Form 8594.

         SECTION 2.08. CLOSING. The closing (the "Closing") of the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Arent Fox Kintner Plotkin & Kahn, 1050 Connecticut Avenue, N.W., Washington, D.C., at 10:30 a.m. local time, simultaneously with the execution and delivery of this Agreement; provided, however, that the parties intend that such Closing shall be deemed to be effective, and the Transactions shall be deemed to occur simultaneously at 5:00 p.m. on the Closing Date. At the Closing:

                 (a) Buyer shall (1) pay by wire transfer to BTG the Cash Consideration less the Cash Escrow Amount and deliver by wire transfer to the Escrow Agent the Cash Escrow Amount, and (2) deliver to BTG a certificate evidencing the Initial Shares, registered in BTG's name and deliver to the Escrow Agent a certificate evidencing the Escrow Shares, registered in BTG's name, along with five undated stock powers executed by BTG with respect to the Escrow Shares.

                 (b) Sellers shall assign and transfer to Buyer the Acquired Assets by delivery of (1) a general assignment and bill of sale in form and substance reasonably satisfactory to Buyer and Sellers (the "General Assignment"), duly executed by Sellers, (2) an assignment of the Intellectual Property, (3) the Ancillary Agreements, and (4) all such other good and sufficient instruments of conveyance, assignment and transfer, and such affidavits and other instruments in form and substance reasonably acceptable to Buyer's counsel, as shall be effective to transfer to Buyer the Acquired Assets. Sellers shall also deliver to Buyer (1) the executed stock powers described in clause (a) above, (2) copies of all consents required to consummate this Agreement, (3) the opinion of its counsel, Hogan & Hartson L.L.P., in form and substance substantially as set forth in Exhibit 15, (3) UCC termination statements or releases with respect to all Liens (other than Permitted Liens) affecting the Acquired Assets or other evidence in form and substance reasonably satisfactory to Buyer for each Lien holder of Sellers that the Liability represented by any such Lien has been paid or satisfied as of the Closing Date and that appropriate termination or release documentation will be delivered by Sellers to Buyer promptly following the Closing Date, and (4) such other customary closing documents Buyer may reasonably request relating to the existence of Sellers and the authority of Sellers for this Agreement and the Transactions, all in form and substance reasonably satisfactory to Buyer.

                 (c) Buyer shall assume from Sellers the due payment, performance and discharge of the Assumed Liabilities by delivery of (1) an Assumption Agreement in form and substance reasonably satisfactory to Buyer and Sellers (the "Assumption Agreement"), duly executed by Buyer, and (2) such other good and sufficient instruments of assumption, in form and substance reasonably acceptable to Sellers' counsel, as shall be effective to cause Buyer to assume Assumed Liabilities as and to the extent provided in Section 2.03. Buyer shall also deliver to Sellers (1) the Ancillary Agreements duly executed by Buyer, (2) an employment agreement between Buyer and M. Dendy Young, (3) the opinion of its counsel, Arent Fox Kintner Plotkin & Kahn, PLLC, in form and substance substantially in the form of Exhibit 16, (4) the Series C Certificate of Designation, which shall have been filed with the Secretary of State of Delaware and have become effective and (5) such other customary closing documents Sellers may reasonably request relating to the existence of Buyer and the authority of Buyer for this Agreement and the Transactions, all in form and substance reasonably satisfactory to Sellers.

         SECTION 2.09.    STOCK LEGENDS.

                 (a) The certificates evidencing the Series C Preferred Stock issued to BTG pursuant to this Agreement, and, if applicable, the Common Stock issued upon conversion of such Series C Preferred Stock, shall be subject to the Standstill Agreement and shall bear the following legends:

         "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED EXCEPT UPON DELIVERY TO THE CORPORATION OF AN OPINION OF COUNSEL SATISFACTORY IN FORM AND SUBSTANCE TO IT THAT SUCH TRANSFER WILL NOT VIOLATE THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW.

         THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STANDSTILL AGREEMENT DATED FEBRUARY 11, 1998

         BY AND BETWEEN THE CORPORATION AND BTG, INC. AND MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.

         THE CORPORATION WILL FURNISH TO ANY STOCKHOLDER UPON REQUEST AND WITHOUT CHARGE A FULL OR SUMMARY STATEMENT OF THE POWERS DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF THE SHARES OF THE SERIES C PREFERRED STOCK."

                 (b) Upon receipt of an opinion of legal counsel satisfactory to GTSI that the above-described Series C Preferred Stock or Common Stock, as applicable, no longer constitutes "restricted securities" under Rule 144 of the Securities Act, the foregoing legend is no longer required under applicable securities laws, or the Series C Preferred Stock or Common Stock, as applicable, is otherwise freely tradable without registration under the Securities Act, GTSI shall, upon the request of the holder of such stock and the submission of the certificate evidencing such stock, issue a substitute certificate without the first paragraph of the foregoing restrictive legend thereon.

                 (c) Upon receipt of an opinion of legal counsel satisfactory to GTSI that the above-described Series C Preferred Stock or Common Stock, as applicable, is no longer subject to the Standstill Agreement, GTSI shall, upon the request of the holder of such stock and the submission of the certificate evidencing such stock, issue a substitute certificate without the second paragraph of the foregoing restrictive legend thereon.

         SECTION 2.10.  DISPOSITION OF NONCURRENT INVENTORY.

         (a) The parties agree that (i) subject to Section 2.10(e), the value of the Current Inventory transferred to Buyer at Closing is less than the amount bargained for by $4.5 million (the "Shortfall Amount"), (ii) Sellers are obligated to pay the Shortfall Amount to Buyer, and (iii) Buyer has agreed to dispose of the Noncurrent Inventory in an effort to satisfy Sellers' obligation to pay the Shortfall Amount, in accordance with the procedure set forth in this
Section 2.10.

         (b) After the Closing Date, the Noncurrent Inventory will be segregated by Buyer in a "logical" warehouse in each of Chattanooga, Tennessee (the "CHI Warehouse") and Chantilly, Virginia (the "VA3 Warehouse"). All transfers in and out of the VA3 Warehouse will automatically be recorded by Buyer in its "just in time" distribution and logistics operating system ("JIT") and all transfers in and out of the CHI Warehouse will automatically be recorded by Buyer separately on its JIT system. Such record will include all sales, warehouse transfers, returns to vendors, receipts and related information with respect to the Noncurrent Inventory. Within five (5) Business Days after the Closing Date, Buyer will deliver to Sellers a supplement to Attachment 1.2 which identifies from the Inventory listed on Attachment 1.1 additional Current Inventory with an aggregate Sellers' Cost equal to $1 million. Such additional Current Inventory will not be subject to the procedure in this Section 2.10 with respect to repayment of the Shortfall Amount. Buyer agrees to provide to Sellers on the fifteenth day after the end of each calendar month through September 1998, a report detailing the previous month's activity with respect to the Shortfall Amount.

         (c) Buyer will use commercially reasonable efforts to dispose of the Noncurrent Inventory by sale to end users, return to vendors or liquidation (each, a "Disposition"). Any proposed Disposition at a price less than ninety percent (90%) of Sellers' Cost must be approved by Sellers in advance, which approval shall not be unreasonably withheld. "Seller's Cost" means (i) with respect to a particular item of Current Inventory, the Cost, listed on Attachment 1.2, as which Sellers acquired such Current Inventory, (ii) with respect to a particular item of Noncurrent Inventory received in the Chattanooga Warehouse or the Virginia Warehouse as of the Closing Date, the cost, listed on Attachment 1.1, at which Sellers acquired such Noncurrent Inventory, and (ii) with respect to a particular item of Noncurrent Inventory not received in the Chattanooga Warehouse or the Virginia Warehouse as of the Closing Date, the cost at which Sellers acquire such Noncurrent Inventory as reflected on the applicable purchase order, copies of which have been delivered by Sellers to Buyer on the date hereof.

         (d) The Shortfall Amount shall be reduced by the Sale Credits until such time, if any, as the Shortfall Amount is reduced to zero. "Sale Credits" means (i) Sellers' Cost, where the amount received by Buyer as a result of a Disposition is equal to or greater than Sellers' Cost, or (ii) the amount received by Buyer as a result of a Disposition, where such amount is less than Sellers' Cost. Buyer shall promptly pay to Sellers any amounts received as a result of a Disposition of Noncurrent Inventory in excess of the Shortfall Amount, less a ten percent (10%) processing charge (which shall only apply to Noncurrent Inventory sold after the Shortfall Amount has been reduced to zero). Buyer shall notify Sellers in writing as soon as all of the Noncurrent Inventory has been disposed of pursuant to this Section 2.10. Such notice shall state the portion, if any, of the Shortfall Amount which remains after the Disposition of the Noncurrent Inventory. Sellers shall pay such amount in cash to Buyer within five days of Sellers' receipt of such notice. Any insurance proceeds received by Buyer as a result of any casualty or loss of Noncurrent Inventory shall be deemed to be amounts received by Buyer as a result of a Disposition for purposes of this Section 2.10.

         (e) The parties acknowledge that the Current Inventory has been credited toward the Purchase Price in the full amount of Sellers' Cost as reflected on Attachment 1.2, based on the assumption that such Current Inventory is located in either the Chattanooga Warehouse or the Virginia Warehouse as of the Closing Date. A physical count of the Current Inventory at the Chattanooga Warehouse or the Virginia Warehouse will be performed by representatives of Sellers and Buyer after the Closing. If it is determined as a result of such count that any item of Current Inventory is missing, the Shortfall Amount shall be increased by an amount equal to the Sellers' Cost attributable to such Current Inventory.

         (f) Notwithstanding the foregoing, if the Shortfall Amount has not been paid in full to Buyer by October 30, 1998, Sellers shall pay to Buyer in cash the unpaid portion of the Shortfall Amount on November 6, 1998. In such event, the remaining Noncurrent Inventory may be disposed of by Buyer with no further obligation to Sellers. Sellers' obligation to pay the Shortfall Amount is not subject to the Cap Amount set forth in Section 8.02(a) and Buyer's obligation to pay to Sellers amounts in excess of the Shortfall Amount is not subject to the Cap Amount set forth in Section 8.02(b).

         (g) The parties shall attempt to resolve any disputes with respect to this Section 2.10 among themselves. If the parties are unable to do so, such dispute shall be resolved by the submission by the parties to the Independent Accountant of such documentary or other evidence as such parties may desire (subject only to such rules of procedure or determinations of materiality and relevance as the Independent Accountant may make). The parties shall provide to the Independent Accountant (and each other) access to all information and personnel reasonably relevant to the calculation in dispute and shall be bound by and restricted to the claims theretofore made or the positions theretofore asserted. The determination of the Independent Accountant will be set forth in writing and delivered to the parties within 15 days after the submission of the dispute and will be conclusive and binding upon the parties. Buyer will modify the JIT as appropriate to reflect the resolution of any objections pursuant to this Section 2.10(g). All fees and expenses relating to the services performed by the Independent Accountant shall be borne pro rata by Sellers and Buyer in proportion to the allocation by the Independent Accountant of the dollar amounts in dispute between Sellers and Buyer such that the prevailing party shall pay a lesser proportion of the fees and expenses.

         SECTION 2.11.  TANGIBLE PERSONAL PROPERTY.   The tangible personal
property listed on Attachment 1.3 includes certain computer systems which, if they are used or useful by Division Employees who are not employed by Buyer and continue to be employed by Sellers as of the Closing Date, Sellers may elect to retain. Any such retained personal property shall constitute Retained Assets for all purposes of this Agreement. Sellers shall make such election no later than February 12, 1998, and shall provide replacement systems (each, a "Replacement System") therefor no later than February 26, 1998. Each Replacement System shall consist of a Pentium 133 MHz computer and a 17-inch
monitor.   In addition, a physical count of the office automation fixed assets, including the computer systems, will be performed at Sellers' High Ridge, Virginia facility, the Chattanooga Warehouse and the Virginia Warehouse will be performed by representatives of Sellers and Buyer within five Business Days after the Closing. If it is determined as a result of such count that there are fewer than 304 computer systems (each consisting of a computer and a monitor), Buyer shall so notify Sellers and Sellers shall promptly, but no later than 30 days after receipt of such notice, cause to be delivered to Buyer, at Sellers' cost and free and clear of Liens, the number of Replacement Systems equal to the shortfall. Any such Replacement Systems shall be deemed to be Acquired Assets for all purposes of this Agreement.

                                   ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

         To induce Buyer to enter into the Transaction Agreements and to consummate the Transactions, Sellers represent and warrant to Buyer that the statements contained in this Article 3 are correct and complete as of the date of this Agreement, except as set forth in the Disclosure Schedule section corresponding to the Section of this Agreement to which such representation or warranty pertains:

         SECTION 3.01. CORPORATE ORGANIZATION. Each Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia.

         SECTION 3.02. CORPORATE AUTHORITY. Each Seller has, or, in the case of any Ancillary Agreement executed after the date hereof, will have, the requisite corporate power and authority to execute, deliver and perform each Transaction Agreement to which it is or will be a party and to consummate the Transactions. The execution, delivery and performance of each Transaction Agreement by each Seller and the Transactions have been duly authorized by such Seller's board of directors, and no other corporate proceedings on the part of any Seller are necessary to authorize any Transaction Agreement or for Sellers to consummate the Transactions. Each Transaction Agreement to which each Seller is, or will be, a party is, or when executed and delivered will be (assuming such agreement constitutes a valid and binding obligation of Buyer), a valid and binding agreement of such Seller, enforceable against such Seller in accordance with the terms thereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws relating to or affecting creditors' rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         SECTION 3.03.    ACQUISITION OF SERIES C PREFERRED STOCK.

                 (a) Sellers are purchasing the Series C Preferred Stock solely for investment purposes, with no present intention of distributing or reselling any of the Series C Preferred Stock or the Common Stock, if any, issuable upon conversion thereof, or any interest therein. Sellers acknowledge that the Series C Preferred Stock has not been, and the Common Stock, if any, issuable upon conversion thereof will not be, registered under the Securities Act.

                 (b) Sellers are aware of the applicable limitations under the Securities Act relating to a subsequent sale, transfer, pledge, mortgage, hypothecation, gift, assignment or other encumbrance of the Series C Preferred Stock and the Common Stock, if any, issuable upon conversion thereof. Sellers further acknowledge that such Series C Preferred Stock and Common Stock must be held indefinitely unless subsequently registered under the Securities Act and applicable state securities laws or an exemption from such registration is available.

                 (c) Sellers have received from GTSI adequate access to financial and other information concerning GTSI, the Series C Preferred Stock and the Common Stock, and Sellers have had the opportunity to ask questions of and receive answers from GTSI concerning such Series C Preferred Stock and Common Stock and to obtain therefrom any additional information necessary to make an informed decision regarding the acquisition of such stock.

                 (d) Sellers have such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acquisition of the Series C Preferred Stock. The investment in the Series C Preferred Stock is suitable for Sellers upon the basis of the facts regarding Sellers' financial situation and needs.

                 (e) Sellers realize that Buyer is relying on the validity of their representations and agreements contained herein in issuing the Series C Preferred Stock and the Common Stock, if any, issuable upon conversion thereof, to them without registration under the Securities Act.

         SECTION 3.04.    BTG SEC DOCUMENTS.

                 (a) BTG has furnished the Buyer with a correct and complete copy of each report, schedule, registration statement and definitive proxy statement heretofore filed by BTG with the SEC since March 31, 1996 (the "BTG SEC Documents"), which are all the documents (other than preliminary material) that BTG was required to file with the SEC since March 31, 1996. As of their respective dates, none of the BTG SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statements of a material fact or omissions of a material fact necessary so as not to render the statements therein misleading and in the case of documents other than a registration statement, in light of the circumstances under which they were made, and the BTG SEC Documents complied when filed in all material respects with the then applicable requirements of the Securities Act or the Exchange Act, as the case may be. BTG's financial statements included in the BTG SEC Documents complied in all material respects with the then applicable accounting requirements and the published SEC rules and regulations with respect thereto, were prepared in accordance with GAAP during the periods involved (except as may have been indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and fairly present, in all material respects (subject, in the case of the unaudited statements, to normal, year-end audit adjustments), the consolidated financial position of BTG and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

                 (b) Except as disclosed in the BTG SEC Documents, since September 30, 1997, no event has occurred which has had or is reasonably likely to have a Material Adverse Effect on BTG and its subsidiaries, taken as a whole, or on the Division.

         SECTION 3.05.    DIVISION FINANCIAL STATEMENTS.  Disclosure Schedule
Section 3.05 sets forth the unaudited combined balance sheet of the Division as of December 31, 1997 (the "Division

Balance Sheet"), March 31, 1997 and March 31, 1996, and the unaudited combined statements of income and cash flows of the Division for the twelve months ended March 31, 1997, March 31, 1996 and March 31, 1995 and the nine months ended December 31, 1997, together with the notes to such financial statements (the "Division Financial Statements"). The Division Financial Statements have been prepared from the books and records of BTG and its Subsidiaries relating to the Division and, except as described in the notes thereto, have been prepared in accordance with GAAP and fairly present, in all material respects, the financial condition and the results of operations of the Division as of the date and for the period indicated.

         SECTION 3.06.    NO VIOLATIONS; CONSENTS AND APPROVALS.

                 (a) Except as set forth on Disclosure Schedule Section 3.06(a), none of the execution, delivery or performance by any Seller of each Transaction Agreement to which it is or will be a party or the consummation by any Seller of the Transactions (i) will conflict with, or result in a violation or breach of, its charter or bylaws or (ii) subject to the matters referred to in clause 3.06(b) (i) and (ii) below, will conflict with, or result in a violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, amendment, cancellation or acceleration of any obligation under, or result in the creation of a Lien upon any of the properties or assets of, any Seller under, (1) any of the terms, conditions or provisions of any Contract or of any Permit to which such Seller is a party or by which any of their properties or assets may be bound or (2) any judgment, order, decree, statute, law, regulation or rule applicable to such Seller, except, in the case of this clause (ii), for conflicts, violations, breaches, defaults, rights or Liens that would not, individually or in the aggregate, (x) have a Material Adverse Effect on the Acquired Business, (y) materially impair the ability of such Seller to perform its material obligations under the Transaction Agreements or
(z) prevent or materially delay the consummation of the Transactions.

                 (b) No consent, approval, order, authorization of or registration, declaration or filing with any Governmental Entity or any other Person is required with respect to any Seller in connection with the execution, delivery or performance by any Seller of each Transaction Agreement to which it is or will be a party or the consummation by any Seller of the Transactions, except for (i) assignment and novation of Government Contracts and (ii) the other consents, approvals, orders, authorizations, registrations, declarations and filings listed on Disclosure Schedule Section 3.06(b).

         SECTION 3.07. NO UNDISCLOSED MATERIAL LIABILITIES. There are no Liabilities of Sellers of any kind whatsoever relating to the Acquired Business, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

                 (a) Liabilities provided for in the Division Balance Sheet or disclosed in the notes thereto; and

                 (b) except as set forth on Disclosure Schedule Section 3.07(b), other undisclosed Liabilities which, individually or in the aggregate, are not material to the Acquired Business.

         SECTION 3.08. ABSENCE OF CERTAIN EVENTS AND CHANGES. Except as set forth on Disclosure Schedule Section 3.08, since December 31, 1997, Sellers have conducted the Acquired Business in the ordinary course, consistent with past practices, and there have not been (a) any events, changes or developments which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Acquired Business (as currently conducted and as conducted since December 31, 1997), or would materially impair the ability of any Seller to perform its obligations under the Transaction Agreements, or that would prevent or materially delay the consummation of the Transactions, other than events, changes or developments relating to the economy in general or resulting from industry-wide developments affecting companies in similar businesses; (b)(1) any granting by any Seller to any officer or management Division Employee of any increase in compensation, except in the ordinary course of business (including in connection with promotions) consistent with past practice or as was required under employment agreements in effect as of December 31, 1997, (2) any granting by any Seller to any such officer or management Division Employee of any increase in severance or termination pay, except as part of a standard employment package to any person promoted or hired (but not, in any case, to any of the five most senior officers), or as was required under employment, severance or termination agreements in effect as of December 31, 1997, or (3) except in the ordinary course of business consistent with past practice, any entry by any Seller into any employment, consulting, severance, termination or indemnification agreement with any executive officer or management Division Employee; (c) any acquisition or any sale, lease or disposition of any material assets or properties of the Division by any Seller, except in the ordinary course of business, consistent with past practice; (d) any change in accounting methods, principles or practices by any Seller, except insofar as such change may have been required by a change in GAAP; or (e) any entry into any agreement, arrangement or commitment to take any of the actions set forth in this Section 3.08.

         SECTION 3.09. COMPLIANCE WITH APPLICABLE LAWS. Sellers and the Acquired Assets are in compliance with all statutes, laws, regulations, rules, judgments, orders and decrees of all Governmental Entities applicable to them that relate to the Acquired Business (including any statutes, laws, regulations, rules, judgments, orders and decrees incorporated expressly, by reference or by operation of law into, or otherwise applicable to, any Government Contract) except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Business, materially impair the ability of any Seller to perform its obligations under the Transaction Agreements or prevent or materially delay the consummation of the Transactions. No Seller has received any written notice of any administrative, civil or criminal investigation or audit (other than Tax audits) by any Governmental Entity relating to the Acquired Business which has not been resolved. Notwithstanding the foregoing, this Section 3.09 shall not apply to Tax matters specifically governed by Section 3.13 or environmental matters specifically governed by Section 3.15.

         SECTION 3.10.    TITLE TO AND SUFFICIENCY OF ASSETS.

                 (a) Sellers have as of the date of this Agreement good, valid and marketable title to the Acquired Assets in each case free and clear of any Liens other than Permitted Liens.

                 (b) The Inventory has been, or will be upon receipt at the Virginia Warehouse or the Chattanooga Warehouse, paid for by Sellers, consists of a quality and quantities which are usable and saleable upon customary terms and conditions in the ordinary course of business and meet all customer and warranty standards and requirements. Disclosure Schedule Section 3.10(b) lists by stock keeping unit and quantity all Inventory purchased by Sellers without the manufacturer's standard warranty.

                 (c) Attachment 1.3 lists all tangible personal property (other than Inventory) which are Acquired Assets and the location thereof. All of such personal property is in good operating condition, subject to ordinary wear and tear.

                 (d) Except for the Retained Assets, the Acquired Business includes all right, title and interest in and to all Acquired Assets that are used in or that are being held for use or are otherwise necessary in the operation, as currently conducted by Sellers, of the Division.

                 (e) Disclosure Schedule Section 3.10(e) contains a complete and correct list of all government-owned property or government-furnished equipment, including tooling and test equipment, provided under, necessary to perform the obligation under, or for which Buyer could be held accountable under, the Government Contracts transferred to Buyer pursuant to this Agreement and such government-owned property is maintained by Sellers in accordance with government approved property management system.

         SECTION 3.11. RESERVES. The Division Balance Sheet sets forth all reserves with respect to the Division existing as of December 31, 1997 and as of the date hereof for uncollectible accounts, discounts and any other deductions related to accounts receivable.

         SECTION 3.12. LITIGATION. There are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending, or to the knowledge of Sellers, threatened, against Sellers that, individually or in the aggregate, would (a) have a Material Adverse Effect on the Acquired Business, (b) materially impair the ability of any Seller to perform its obligations under the Transaction Agreements or (c) prevent or materially delay the consummation of the Transactions. There are no outstanding judgments, orders, decrees, stipulations or awards against any Seller or its properties or businesses that, individually or in the aggregate, would have a Material Adverse Effect on the Acquired Business, materially impair the ability of any Seller to perform its obligations under the Transaction Agreements or prevent or materially delay the consummation of the Transactions. Disclosure Schedule Section 3.12 sets forth, as of the date hereof, (x) each suit, action or proceeding and (y) each criminal investigation, in each case pending (or, to the knowledge of Sellers, threatened), with respect to the Acquired Business.

         SECTION 3.13.    TAXES.

                 (a) All Tax Returns required to be filed by the Sellers before the date hereof have been filed except where the failure to file would not have an adverse effect on any of the Acquired Assets.

                 (b) Except as set forth on Disclosure Schedule Section 3.13(b), there are no material claims or investigations pending or, to Sellers' knowledge, threatened in writing with respect to any Tax of the Acquired Business or any Taxes (other than Income Taxes) relating to the Acquired Assets.

                 (c) There is no Tax sharing or allocation agreement under which the Acquired Business will have any obligations after the Closing Date.

                 (d) Sellers have timely paid, and will timely pay, all Tax liabilities which relate to the Acquired Assets and which are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Acquired Asset, would otherwise adversely affect the Acquired Business or would result in the Buyer becoming liable therefor.

                 (e) The Acquired Business does not report any income in accordance with Section 460 of the Code.

                 (f) All resale exemption certifications required with respect to customers of the Division have been obtained, are listed in Disclosure Schedule Section 3.13(f) and are in full force and effect.

         SECTION 3.14.    EMPLOYEE BENEFIT PLANS.

                 (a) Disclosure Schedule Section 3.14 (i) lists and describes the material terms of each Employee Plan and Foreign Plan and (ii) identifies each Employee Plan and Foreign Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code. No Employee Plan or Foreign Plan is subject to Title IV of ERISA. There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of Buyer or any of its ERISA Affiliates as a result of the Transactions. No Employee Plan or Foreign Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. Neither Sellers nor any of their ERISA Affiliates have any liability for post-retirement life, health, medical or other welfare benefits to Division Employees, except as set forth in the Disclosure Schedule, and except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA.

                 (b) Disclosure Schedule Section 3.14 lists, for each Division Employee identified by Buyer to be hired as of the Closing Date, Sellers' accrued vacation liability as of January 31, 1998.

         SECTION 3.15.    ENVIRONMENTAL MATTERS.

                 (a)      (1)     The Acquired Business is in compliance with
all applicable Environmental Laws except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Business, materially impair the ability of any Seller to perform its obligations under the Transaction Agreements or prevent or materially delay the consummation of the Transactions.

                          (2)     The Acquired Business has all Permits
required under Environmental Laws for the operation of the Acquired Business as presently conducted (the "Environmental Permits") and there are no violations, investigations or proceedings pending or, to the knowledge of Sellers, threatened with respect to such Environmental Permits, except where the failure to have such Environmental Permits or where the violation, investigation or proceeding relating thereto would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Business, materially impair the ability of any Seller to perform its obligations under the Transaction Agreements or prevent or materially delay the consummation of the Transactions.

                          (3)     Since December 31, 1994, no notice,
notification, demand, request for information, citation, summons, complaint or order has been received by or, to the knowledge of Sellers, is pending or threatened by any Person against, any part of the Acquired Business or in respect of any facilities it has used nor has any material penalty been assessed against any of the Acquired Business with respect to any alleged violation of any Environmental Law or liability thereunder, other than where such notice, notification, demand, request for information, citation, summons, complaint or order has been fully resolved, or where resolution would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Business, materially impair the ability of any Seller to perform its obligations under the Transaction Agreements or prevent or materially delay the consummation of the Transactions.

                          (4)     No Hazardous Substance has been discharged,
generated, treated, manufactured, handled, stored, transported, emitted, released or is present at any property now or previously owned, leased, used or operated by any part of the Acquired Business in violation of any Environmental Law, which violation, individually or in the aggregate, would have in a Material Adverse Effect on the Acquired Business, materially impair the ability of any Seller to perform its obligations under the Transaction Agreements or prevent or materially delay the consummation of the Transactions.

                 (b) Since January 1, 1994, there has been no environmental investigation conducted of which Sellers have knowledge in relation to the Acquired Business or any property or facility now or previously owned or leased with respect to the Acquired Business with respect to any matter which has had or would, individually or in the aggregate, have a Material Adverse Effect on the Acquired Business, materially impair the ability of any Seller to perform its obligations under the Transaction Agreements or prevent or materially delay the consummation of the Transactions.

                 (c) The representations set forth in this Section 3.15 apply only to the facilities which are the subject of the sublease with respect to the Chattanooga Warehouse, the Germany Lease and the sublease with respect to the Virginia Warehouse, but apply to the Virginia Warehouse only with respect to the period on and after January 1, 1997.

         SECTION 3.16. BROKERS AND FINDERS. No Seller or any of its directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Transactions.

         SECTION 3.17.    INTELLECTUAL PROPERTY.

                 (a)      Unless otherwise indicated in Disclosure Schedule
Section 3.17(a), the Purchased Intellectual Property and the rights licensed or assigned pursuant to the Ancillary Agreements constitute all of the Intellectual Property (i) owned, developed or acquired by or on behalf of the Sellers with respect to the Division or (ii) used by Sellers in the business and operations of the Division. Unless otherwise indicated in Disclosure Schedule Section 3.17(a), Sellers own, lease, license or have the right to use the Purchased Intellectual Property (including with respect to owned Intellectual Property, the exclusive right to use and license the same and have the right to transfer the Purchased Intellectual Property to Buyer by Sellers' sole act and deed). Disclosure Schedule Section 3.17(a) sets forth complete and correct lists of:

                          (1)     all patents, trademark registrations,
copyright registrations, mask work registrations and applications for any of them which are part of the Purchased Intellectual Property;

                          (2)     all license agreements granting to any Seller
license in Intellectual Property which licenses are included in the Acquired Assets;

                          (3)     all computer software programs, including
applications programs, operating system programs, network programs, database programs, UNIX programs, internet programs, test programs and electronic data interface programs, owned or used or held for use by any Seller in the business or operations of the Division (the "Software"); and

                          (4)     all licenses granted by any Seller to any
third party, including any other Seller, under any of the Purchased Intellectual Property or Software.

                 (b) Sellers own, lease, license or have the right to use all the Software. Upon consummation of this Agreement, Buyer will be entitled to continue to use all of the Purchased Intellectual Property, the rights licensed pursuant to the Trademark License Agreement and the Software to the same extent and under the same conditions that it has heretofore been used in the Division, without financial obligations to any other Person. The Purchased Intellectual Property, the rights licensed pursuant to the Trademark License Agreement, the rights assigned pursuant to the Database and Software Agreement, any Intellectual Property that constitutes a Retained Asset and Software comprise all Intellectual Property and computer software programs necessary to permit the operation of the Division by Sellers as now being conducted.

                 (c) To the knowledge of Sellers, no Purchased Intellectual Property used in connection with the Division has been used, divulged or appropriated for the benefit of any Person other than Sellers. No Purchased Intellectual Property is owned or controlled by any officer, director or employee of any Seller or any of its Affiliates.

                 (d) As of the date hereof, no Seller has made any claim in writing of a violation, infringement, misuse or misappropriation by others of rights of Sellers to or in connection with any Purchased Intellectual Property used in connection with the Division.

                 (e) To the knowledge of Sellers, as of the date hereof, there is no pending or threatened claim by any third Person of a violation, infringement, misuse or misappropriation by any Seller in connection with the Division of any Intellectual Property owned by any third Person, or of the invalidity of any patent used in connection with the Division. To the knowledge of Sellers, the conduct of the Acquired Business by Buyer following the Closing in the manner currently conducted by Sellers will not result in the infringement of any Intellectual Property owned by any Person. There are no interferences or other contested inter partes proceedings, either pending or, to the knowledge of Sellers, threatened, in any domestic or foreign copyright office, patent and trademark office or any other Governmental Entity relating to any pending application with respect to any Intellectual Property used in connection with the Division.

         SECTION 3.18.    EMPLOYMENT MATTERS.

                 (a) Disclosure Schedule Section 3.18(a) sets forth (i) an organizational chart for the Division as of the date of this Agreement indicating the role of each Seller and its respective management in the Division's operations; and (ii) a complete and accurate list of all Division Employees as of December 18, 1997 showing for each: employer, name, current job title or description, current salary level and any bonus, commission, deferred compensation or other remuneration payable or expected to be paid with respect to the twelve months ended March 31, 1998 in excess of $25,000, and describing any existing written or oral compensation arrangement with such Employee.

                 (b) There is no labor strike or work stoppage pending or, to the knowledge of Sellers, threatened against the Acquired Business. Neither Sellers nor any Affiliates of Sellers is a party to any collective bargaining agreement relating to the Division Employees. To the knowledge of Sellers, there is no material union representation or organizing effort pending or threatened against any part of the Acquired Business.

                 (c) There are no unfair labor practice charges or complaints pending or, to Sellers' knowledge, threatened by or on behalf of any Division Employee or group of Division Employees.

                 (d) There are no complaints or charges pending or, to Sellers' knowledge, threatened to be filed with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to employment at the Division.

                 (e) Sellers are in compliance with all laws, and all orders of any court, governmental agency or arbitrator relating to access to facilities and employment, including such laws relating to wages, hours, collective bargaining, discrimination, civil rights, affirmative action, workers compensation, occupational safety and the payment of withholding and/or social security and similar Taxes, except for any noncompliance which would not have a Material Adverse Effect on the Acquired Business.

         SECTION 3.19.    CONTRACTS.

                 (a) Disclosure Schedule Section 3.19(a) lists all Contracts described in clauses (i) through (xv) below to which any Seller is a party and which relate to or involve the Division as currently operated by Sellers or which are material to the continued operation of the Acquired Business by Buyer. True, correct and complete copies of the Contracts referred to in clauses (i)-(xv) below have been delivered to or made available to Buyer.

                          (i)      Each Government Contract with respect to the
Division to which any Seller is a party;

                          (ii)    Each note, debenture, letter of credit, bond
or surety, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other contract for money borrowed, including any agreement or commitment for future loans, credit or financing in excess of $75,000;

                          (iii)   Each Contract not in the ordinary course of
business and involving expenditures or receipts of Sellers in excess of $25,000;

                          (iv)    Each lease, rental or occupancy agreement,
license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property and involving aggregate payments in excess of $25,000;

                          (v)     Each license agreement or other Contract with
respect to any Intellectual Property of Sellers or any other Person, including any agreements with current or former employees, consultants, or contractors of Seller regarding the ownership, appropriation or the nondisclosure of Intellectual Property;

                          (vi)    Each collective bargaining agreement or other
Contract to or with any labor union or other employee representative of a group of employees relating to wages, hours, and other conditions of employment;

                          (vii)   Each joint venture Contract, co-production or
partnership agreement, or limited liability company agreement;

                          (viii)  Each Contract requiring capital expenditures
after the date hereof in an amount in excess of $25,000 or otherwise material to Sellers;

                          (ix)    Each distributorship, agency or
manufacturer's representative agreement;

                          (x)     Each management, consulting or employment
Contract or severance agreement, including, without limitation, any Contract
(A) to employ or terminate executive officers or other personnel and other Contracts with present or former officers, directors or shareholders of any Seller or (B) that will result in the payment by, or the creation of any commitment or obligation (absolute or contingent) to pay on behalf of any Seller any severance, termination, "golden parachute," or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the Transactions;

                          (xi)    Each distribution, franchise, license, sales
representative, commission, consulting, agency or advertising Contract which is not cancelable on thirty (30) days notice without liability to any Seller;

                          (xii)   Each material option to buy any property,
real or personal, or material option to sell any real property or personal property;

                          (xiii)  Each Contract containing covenants materially
limiting the freedom of any Seller to engage in any line of business or compete with any Person anywhere in the world;

                          (xiv)   Each open sales order, contract or firm
written quotation ("Backlog Contracts") for more than $10,000; and

                          (xv)    Each Contract pursuant to which any Seller is
required to indemnify a third party (other than with respect to product warranties in the ordinary course of business).

                 (b) Except as set forth on Disclosure Schedule Section 3.19(a), all the Contracts listed pursuant to paragraph (a) hereof are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Seller which is a party thereto and, to the knowledge of Sellers, represent the legal, valid and binding obligations of the other parties thereto. Except as set forth on Disclosure Schedule Section 3.19(b), no condition exists or event has occurred which, with notice or lapse of time or both, would constitute a default under such Contracts by any Seller or any other party thereto, except where the occurrence of such event or existence of any such condition would not have a Material Adverse Effect on the Division.

                 (c)      Other than the TDA-3 proposal, Disclosure Schedule
Section 3.19(c) sets forth all bids, proposals or quotations for the sale of goods or services by any Seller with respect to the Division and which were outstanding (i) as of December 31, 1997 and (ii) as of the Closing Date. Other than the TDA-3 proposal, Disclosure Schedule Section 3.19(c) identifies each such bid, proposal or quotation by number and the party to which such bid, proposal or quotation was made, the proposed price and Sellers' current assessment of profit or loss at completion for each such bid, proposal or quotation (it being understood that Sellers are not warranting the accuracy of such current assessment). Except as set forth in Disclosure Schedule Section 3.19(c), there is no outstanding bid, proposal or quotation for the sale of goods or services by any Seller with respect to the Division for which the gross margin, as estimated in good faith by Sellers, would be less than 7% of the proposed price set forth in such bid on the applicable Contract.

                 (d) Except as set forth on Disclosure Schedule Section 3.19(d), there are no Contracts for the sale of goods or services by any Seller with respect to the Division as to which at the time of the most recent scheduled contract milestone for any such Contract the work scheduled was more than sixty (60) days late or, in the absence of scheduled contract milestones, is currently estimated to be more than sixty (60) days late.

                 (e) Except as set forth on Disclosure Schedule Section 3.19(e), there are no Contracts, options or bids, proposals or quotations for the sale of goods or services by any Seller with respect to the Division which include provisions for a reduction in price or a liquidated damages clause for late delivery.

                 (f) Except as set forth on Disclosure Schedule Section 3.19(f), there are no Contracts for the sale of goods or services by any Seller with respect to the Division which require any Seller to be an account party to a letter of credit or bank guarantee which allows the beneficiary to draw funds without the specific consent of the account party, in the absence of an arbitration or judicial ruling in favor of the beneficiary.

                 (g) Except as set forth on Disclosure Schedule Section 3.19(g), (i) there is no outstanding bid, proposal or quotation for the sale of goods or services by any Seller with respect to the Division where performance of contractual effort will begin prior to contract award, and (ii) there are no existing Contracts to which any Seller is a party with respect to the Division where performance will continue while awaiting additional contractual funding.

                 (h) Except as set forth on Disclosure Schedule Section 3.19(h), there are no claims or requests for equitable adjustment outstanding or, to the knowledge of Sellers, threatened under any Contracts in process.

         SECTION 3.20. PERMITS. Sellers have all Permits relating to the Acquired Business that are required to permit Sellers to carry on the Division's business as it is presently conducted, except where the failure to have such Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Business, materially impair the ability of any Seller to perform its obligations under the Transaction Agreements or prevent or materially delay the consummation of the Transactions; all such Permits are in full force and effect; and Sellers are in compliance with the terms of such Permits, except where the failure of such Permits to be in full force and effect, or of any Seller to be in compliance with such Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Business, materially impair the ability of any Seller to perform its obligations under the Transaction Agreements or prevent or materially delay the consummation of the Transactions.

         SECTION 3.21.    GOVERNMENT CONTRACTS.

                 (a) Sellers have complied in all material respects with all applicable laws, regulations and contract provisions applicable to the obtaining, formation, pricing, performance, billing, administration, and other aspects of the Government Contracts listed on Disclosure Schedule Section 3.19(a), including compliance in all material respects with the Truth in Negotiations Act, the Cost Principles and Cost Accounting Standards, the Federal Acquisition Regulations (including FAR Part 39 with respect to "year 2000" compliance), the Buy American Act, the Trade Agreements Act, and with all defective pricing, price, price reduction, or similar clauses contained or incorporated in such Government Contracts, and Sellers are in compliance in all material respects with the False Claims Act, or any similar applicable statutes or regulations concerning false claims, false statements, defective pricing, misrepresentation, or procurement integrity concerning any such Government Contract, General Services Administration Multiple Award Schedule or Supply Schedule, open market, commercial or other sale order involving or pursuant to such Government Contracts, and Sellers are not aware of any allegation by any Person that any Seller has not so complied.

                 (b) All of the Government Contracts relating to or involving the Division have been legally awarded and each Seller which is a party thereto is in compliance in all material respects with all terms and conditions in such Government Contracts, including all terms and conditions incorporated expressly by reference or by operation of law therein, and neither the Sellers nor any other party has terminated, canceled or waived any material term or condition of any such Government Contract.

                 (c) Except as set forth on Disclosure Schedule Section 3.21(c), no Seller has received any notice, written or oral, of performance or administrative deficiencies relating to or involving any of such Government Contracts which would have a Material Adverse Effect on the Acquired Business.

                 (d) The pricing, cost accounting, estimating, material management and accounting, property and resource planning and procurement systems relating to the Division have been properly disclosed to and, to the extent required by applicable regulations, approved by the United States government.

                 (e) To the Sellers' knowledge, no officer, director, employee, agent, or representative of any Seller has made with respect to the Division (1) any illegal political contributions (2) material payments from corporate funds not recorded on the books and records of any Seller, (3) payments from corporate funds that were falsely recorded on the books and records of any Seller, (4) any payments from corporate funds, promises to pay, or authorization of payment, or offer, gift or promise to give, to any government officials or any foreign political party, official thereof or candidate for foreign political office, or to any person while knowing that all or a portion of such funds will be offered directly or indirectly to any foreign official or any foreign political party, party official, or candidate for foreign political office for the purpose of influencing the action of such official, party official, or candidate for foreign political office or the action of the government, or foreign political party, in order to obtain, retain or direct business to or obtain, retain or direct licenses or other special treatment for the Division.

                 (f) Except as set forth on Disclosure Schedule Section 3.21(f), neither Sellers, any of Sellers' Affiliates nor, to Sellers' knowledge, any of their respective directors, officers or employees has been debarred or suspended from participation in the award of Government Contracts or subcontracts or from otherwise conducting business with the United States government or any agency thereof, nor are there any facts or circumstances which may form the basis of a debarment or suspension proceeding with respect to the Sellers or any of Sellers' Affiliates or, to Sellers' knowledge, any of their respective directors, officers or employees, in any such case, relating to or involving the Division.

                 (g) Except as set forth on Disclosure Schedule Section 3.21(g), no Seller has received any notice of any "stop work orders", "cure notice", "show cause notice" or any "terminations for convenience or default" of any of the Government Contracts relating to or involving the Division.

                 (h) Sellers hold such security clearances as are required to perform their respective Government Contracts or subcontracts. To Sellers' knowledge, there are no facts or circumstances that could result in the suspension or termination of such clearances, or that could render any Seller ineligible for such security clearances in the future. All security measures required by the Department of Defense Industrial Security Manual have been implemented.

                 (i) Except as set forth on Disclosure Schedule Section 3.21(i), there is no cost type Government Contract relating to or involving the Division with a ceiling, cap or share ratio, which is or is likely to be exceeded the result of which would have a Material Adverse Effect on the Acquired Business.

         SECTION 3.22.    EXPORT CONTROL AND RELATED MATTERS.

                 (a) In connection with the Division, each Seller is in compliance in all material respects with all United States and foreign Export Control Laws.

                 (b) Except as set forth on Disclosure Schedule Section 3.22(b), each Seller has all necessary authority under the Export Control Laws to conduct operations relating to the Division, including (i) all necessary Permits for any pending export transactions, (ii) all necessary Permits for the disclosure of information to foreign Persons and (iii) all necessary registrations with Governmental Entities with authority to implement the Export Control Laws.

                 (c) No Seller has participated directly or indirectly in any boycotts or other similar practices in violation of the regulations of the United States Department of Commerce or Section 999 of the Code.

         SECTION 3.23.    COOPERATIVE BUSINESS AGREEMENTS.  Disclosure Schedule
Section 3.23 contains a complete and correct list of all of the written, oral or "handshake" teaming arrangements, advance agreements, associate contractor agreements, MOUs and MOAs, and modifications or amendments thereto, other than TDA-3, to which any Seller is a party and which relate to or involve the Division.

         SECTION 3.24.    BACKLOG.

                 (a) Disclosure Schedule Section 3.24(a) sets forth, with respect to each Backlog Contract, the backlog of each Seller as it relates to the Division as of (i) December 31, 1997 and (ii) as of the Closing Date, for products and services to be provided by Sellers. Disclosure Schedule Section 3.24(a) includes the names of each customer, the dollar amount of backlog, any dollar amount included which are unfunded by any Governmental Entity or other customer in respect of undelivered orders, a brief description of the products and services to be provided (or, in lieu thereof, the order therefor), the proposed delivery dates therefor and any unexercised valid and subsisting options in the backlog giving a brief description of the options and the Contracts to which they relate.

                 (b) Except as set forth in Disclosure Schedule Section 3.24(b), all of the Backlog Contracts (i) have been entered into in the ordinary course of Sellers' business, and (ii) would, based on the facts as of the Closing Date, be capable of performance by Sellers if Sellers retained the Acquired Assets and the Assumed Liabilities, and made the planned capital expenditures therefor, in accordance with the terms and conditions of each such Contract.

         SECTION 3.25. RESTRICTIVE AGREEMENTS. No Seller is a party to or bound by any agreement, contract, policy, license, Permit, document, instrument, arrangement or commitment relating to the Acquired Business that, by its terms, would materially limit or restrict the freedom or ability of Buyer or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area after the Closing Date.

         SECTION 3.26. SUPPLIERS. Except for the GSA letters of supply (true and correct copies of which have been made available to Buyer), Disclosure Schedule Section 3.26 sets forth a complete and accurate list of and copies of Contracts with suppliers of products and services to which any Seller is a party relating to the Division with a value in excess of $25,000 (a "Major Supplier") during the year ended December 31, 1997. Sellers have delivered to or otherwise made available for inspection by Buyer or its representatives copies of such Contracts. Disclosure Schedule Section 3.26 also lists all Sole-Source Suppliers with respect to the Division. No Major Supplier or Sole-Source Supplier has declined to continue to act as such or has indicated to any Seller any present or future intention to cease to do so or materially adversely change the terms of such arrangements. Sellers have timely paid, and will timely pay, all Liabilities which relate to the Contracts listed on Disclosure Schedule Section 3.26 and which are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Acquired Asset, would otherwise adversely affect the Acquired Business or would result in the Buyer becoming liable therefor.

         SECTION 3.27. CUSTOMERS. Sellers have provided Buyer in respect of the year ended December 31, 1997 a true and complete list of (i) the Division's 50 largest customers and (ii) the Division's sales from the 30 largest customers. To the knowledge of Sellers, except as set forth on Disclosure Schedule Section 3.27, (i) there are no outstanding disputes with any customer referred to in clause (i) or (ii) of the previous sentence involving amounts in excess of $10,000 individually or $75,000 in the aggregate with respect to any single customer, and no customer referred to in clause (i) or (ii) of the previous sentence has refused to continue to do business with the Division or has stated to any Seller its intention not to continue to do business with the Division.

         SECTION 3.28. OWNERSHIP OF COMMON STOCK. No Seller or any Affiliate of a Seller beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act) any Common Stock or has the right to acquire under any circumstances, other than pursuant to this Agreement, any Common Stock.

         SECTION 3.29. FULL DISCLOSURE. Neither this Agreement, any Ancillary Agreement or the Disclosure Schedule contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading, in light of the circumstances under which they were made. There is no fact which Sellers have not disclosed to Buyer in writing which any Seller presently believes has or will have a Material Adverse Effect on the Division or on the ability of any Seller to perform this Agreement, the Ancillary Agreements or any Contracts to which any Seller is a party.

         SECTION 3.30. CUMULATIVE EXCEPTIONS. The exceptions and qualifications to the representations and warranties of Sellers in this Article 3 which are based upon such exceptions and qualifications not being "material" or being "in all material respects," or not having a Material Adverse Effect will not, individually or in the aggregate, have a Material Adverse Effect.


                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         To induce Sellers to enter into the Transaction Agreements and to consummate the Transactions, Buyer represents and warrants to Sellers that the statements contained in this Article 4 are correct and complete as of the date of this Agreement.

         SECTION 4.01. CORPORATE ORGANIZATION AND QUALIFICATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

         SECTION 4.02. CORPORATE AUTHORITY. Buyer has, or in the case of any Ancillary Agreement executed after the date hereof, will have, the requisite corporate power and authority to execute, deliver and perform each Transaction Agreement and to consummate the Transactions. The execution, delivery and performance by Buyer of each Transaction Agreement and the consummation by it of the Transactions have been duly authorized by its Board of Directors, and, except for approval by its stockholders of the Conversion Proposal, no other corporate proceedings on its part (including stockholder approval) are or will be necessary to authorize any Transaction Agreement or for it to consummate the Transactions. Subject to stockholder approval of the Conversion Proposal, each Transaction Agreement is, or when executed and delivered will be (assuming such agreement constitutes a valid and binding obligation of each applicable Seller), a valid and binding agreement of Buyer, enforceable against Buyer in accordance with the terms thereof except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         SECTION 4.03.    NO VIOLATIONS; CONSENTS AND APPROVALS.

                 (a) None of the execution, delivery or performance by Buyer of each Transaction Agreement to which it is or will be a party or the consummation by Buyer of the Transactions (i) subject to stockholder approval of the Conversion Proposal and the effectiveness of the GTSI Charter Amendment, will conflict with, or result in a violation or breach of, the Amended and Restated GTSI Charter or the Amended and Restated GTSI Bylaws or (ii) subject to the matters referred to in Section 4.03(b), will conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or give rise to any right of termination, amendment, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon any of the properties or assets of Buyer (other than inventory, including the Current Inventory acquired at the Closing) either under (1) any of the terms, conditions or provisions of any Contract or of any Permit to which Buyer is a party or by which any of its properties or assets may be bound, or (2) any judgment, order, decree, statute, law, regulation or rule applicable to Buyer, except, in the case of clause (ii), for conflicts, violations, breaches, defaults, rights, losses or Liens that would not, individually or in the aggregate, (x) materially impair the ability of Buyer to perform its obligations under the Transaction Agreements or (y) prevent or materially delay the consummation of the Transactions.

                 (b) No consent, approval, order or authorization of or registration with any Governmental Entity or any other Person is required with respect to Buyer in connection with the execution, delivery or performance by Buyer of each Transaction Agreement to which it is or will be a party or the consummation by it of the Transactions, except for (i) compliance with any applicable requirements of the HSR Act, (ii) assignment and novation of Government Contracts, and (iii) the consents, approvals, orders, authorizations, registrations, declarations, filings and agreements listed on Attachment 4.03.

         SECTION 4.04.    CAPITALIZATION OF GTSI.

                 (a) On the date hereof, upon the effectiveness of the Closing, GTSI will have an authorized capitalization consisting of 10,000,000 shares of Common Stock, par value $.005 per share, and 580,850 shares of undesignated preferred stock, par value $.25 per share, of which 6,756,180 shares of Common Stock and 15,375 shares of Series C Preferred Stock will be issued and outstanding and 49,904 shares of Common Stock will be in the treasury of GTSI. All of such issued and outstanding Common Stock has been duly authorized and validly issued and is fully paid and nonassessable, and is not subject to any preemptive rights of other stockholders. The Series C Preferred Stock to be issued to BTG pursuant to this Agreement, when issued and delivered and paid for at the Closing in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and not subject to any Liens or preemptive rights, and BTG will not be subject to personal liability by reason of being a holder of such shares. All other capital stock of GTSI to be outstanding on the Closing Date shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and shall not have been subject to any preemptive rights of other stockholders. The Common Stock is currently traded on the National Market Segment of The Nasdaq Stock Market.

                 (b) There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of GTSI capital stock, except as contemplated by this Agreement, or as disclosed on Attachment 4.04(b).

         SECTION 4.05.    GTSI SEC DOCUMENTS.

                 (a) Buyer has furnished Sellers with a correct and complete copy of each report, schedule, registration statement and definitive proxy statement heretofore filed by GTSI with the SEC since December 31, 1996 (the "GTSI SEC Documents"), which are all the documents (other than preliminary material) that GTSI was required to file with the SEC since December 31, 1996. As of their respective dates, none of the GTSI SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statements of a material fact or omissions of a material fact necessary so as not to render the statements therein misleading and in the case of documents other than a registration statement, in light of the circumstances under which they were made, and the GTSI SEC Documents complied when filed in all material respects with the then applicable requirements of the Securities Act or the Exchange Act, as the case may be. GTSI's financial statements included in the GTSI SEC Documents complied in all material respects with the then applicable accounting requirements and the published SEC rules and regulations with respect thereto, were prepared in accordance with generally accepted accounting principles during the periods involved (except as may have been indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and fairly present, in all material respects (subject, in the case of the unaudited statements, to normal, recurring audit adjustments), the consolidated financial position of GTSI and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. The consolidated balance sheet of GTSI and its consolidated subsidiaries as September 30, 1997, is referred to herein as the "GTSI Balance Sheet."

                 (b) Except as disclosed in the GTSI SEC Documents, since September 30, 1997, no event has occurred which has had or is reasonably likely to have a Material Adverse Effect on GTSI and its subsidiaries, taken as a whole.

         SECTION 4.06. NO GENERAL SOLICITATION. Neither GTSI nor any of its Affiliates has engaged in any form of general solicitation or general advertising in connection with the purchase and sale of GTSI securities hereunder, nor made any other sales or solicited any other Persons to buy GTSI securities that would require registration under the Securities Act of the Common Stock contemplated to be sold and purchased hereunder.

         SECTION 4.07. TITLE TO SERIES C PREFERRED STOCK AND COMMON STOCK. Upon consummation of the Closing, BTG shall have received from GTSI good and marketable title to all of the Series C Preferred Stock issued to it, free and clear of all Liens other than as set forth in the Standstill Agreement or imposed by law. Upon stockholder approval of the Conversion Proposal and the effectiveness of the GTSI Charter Amendment, BTG shall receive from GTSI good and marketable title to all of the Common Stock issued to it upon conversion of the Series C Preferred Stock, free and clear of all Liens other than as set forth in the Standstill Agreement or imposed by law.

         SECTION 4.08. BROKERS AND FINDERS. Except as set forth in Attachment 4.08, none of Buyer or any of its directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Transactions.

         SECTION 4.09. FULL DISCLOSURE. Neither this Agreement or any Ancillary Agreement contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading, in light of the circumstances under which they were made. There is no fact which Buyer has not disclosed to Sellers in writing which Buyer presently believes has or will have a Material Adverse Effect on Buyer or on the ability of Buyer to perform this Agreement or the Ancillary Agreements.

         SECTION 4.10. CUMULATIVE EXCEPTIONS. The exceptions and qualifications to the representations and warranties of Buyer in this Article 4 which are based upon such exceptions and qualifications not being "material" or being "in all material respects," or not having a Material Adverse Effect will not, individually or in the aggregate, have a Material Adverse Effect.


                                   ARTICLE 5

                         COVENANTS OF BUYER AND SELLERS

         Buyer and Sellers agree that:

         SECTION 5.01.    STOCKHOLDERS MEETINGS.

         (a) Buyer shall take all action necessary, in accordance with applicable law, the GTSI Charter and the GTSI Bylaws, to convene a special or annual meeting of its stockholders (the "First Meeting") no later than January 1, 1999 for the purpose of, among other things, considering and taking action upon a resolution to approve the Conversion Proposal. Buyer shall not hold or convene a special or annual meeting of its stockholders for any purpose prior to the First Meeting. The GTSI Board will recommend that holders of Common Stock vote in favor of the adoption of Conversion Proposal at the First Meeting and each current member of the GTSI Board will vote any Common Stock over which he or she has voting power in favor of the Conversion Proposal.

         (b) If the Conversion Proposal is not approved at the First Meeting, GTSI shall take all action necessary, in accordance with applicable law, the GTSI Charter and the GTSI Bylaws, to convene a special or annual meeting of its stockholders (the "Second Meeting") no later than January 1, 2000 for the purpose of, among other things, considering and taking action upon a resolution to approve the Conversion Proposal. The GTSI Board will recommend that holders of Common Stock vote in favor of the adoption of Conversion Proposal at the Second Meeting and each current member of the GTSI Board will vote any Common Stock over which he or she has voting power in favor of the Conversion Proposal .

         SECTION 5.02.    PROXY STATEMENT.

         (a) GTSI will, consistent with the timing contemplated in Section 6.01(a), prepare and file a proxy statement (the "First Proxy Statement") with the SEC relating to the First Meeting. GTSI will use its reasonable good faith efforts to respond to any comments of the SEC or its staff and to cause the First Proxy Statement to be mailed to GTSI's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC or its staff. GTSI will provide Sellers with a copy of the preliminary First Proxy Statement and all modifications thereto prior to filing or delivery to the SEC and will consult with Sellers in connection therewith. GTSI will notify Sellers promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the First Proxy Statement or for additional information and will supply Sellers with copies of all correspondence between GTSI or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the First Proxy Statement or the First Meeting. Sellers will cooperate and furnish promptly all information required (including audited or unaudited financial statements for the Division) for inclusion in the First Proxy Statement or any amendment or supplement thereto. If at any time prior to the First Meeting there shall occur any event that should be set forth in an amendment or supplement to the First Proxy Statement, GTSI will promptly prepare and mail to its stockholders such an amendment or supplement. The information provided by either party for use in the First Proxy Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information no false or misleading. No representation, covenant or agreement is made by either party with respect to information supplied by the other party for inclusion in the First Proxy Statement.

         (b)     If GTSI is obligated to hold the Second Meeting pursuant to
Section 5.01(b), GTSI shall, consistent with the timing contemplated in Section 5.01(b), prepare and file a proxy statement (the "Second Proxy Statement") with the SEC relating to the Second Meeting. The rights and obligations of GTSI and Sellers set forth in Section 5.02(a) with respect to the First Proxy Statement shall apply equally to the Second Proxy Statement.

         SECTION 5.03.    ASSIGNMENTS; NOVATION OF GOVERNMENT CONTRACTS.

                 (a) GOVERNMENT CONTRACTS. The parties acknowledge that, in accordance with FAR Section 42.1204 and other applicable U.S. Government policy and guidance, Sellers and Buyer are required to enter into a novation agreement or agreements with the U.S. Government. The parties acknowledge and agree that they are consummating the transactions hereunder prior to obtaining consents to the assignment or novation of the Government Contracts. Buyer hereby acknowledges that Sellers' failure to obtain such consents or novations prior to Closing shall not, by itself, constitute a breach of this Agreement. Sellers and Buyer will cooperate fully with each other and will use all reasonable efforts to obtain consents to the assignment, or the novation, of all Government Contracts, and Sellers hereby agree expeditiously to take all action necessary to request in accordance with FAR Section 42.12 that the U.S. Government execute novation agreements recognizing Buyer as the successor in interest thereto. Sellers and Buyer shall use all reasonable efforts to obtain approvals of all required novations or assignments, including the execution and delivery of agency agreements appointing Buyer as an agent of Sellers with respect to each Government Contract relating to or involving the Division until such Government Contract is novated, and the provision of the guarantee of performance required for novation of contracts pursuant to FAR Sections 42.1201, 42.1204(e). Nothing in this Agreement, however, shall require (i) Sellers or Buyer to pay any consideration for any such consent or novation, or
(ii) Buyer to accept any conditions, requirements, amendments or limitations (other than those contained in the underlying contract) which Buyer determines, in its sole discretion, to be unacceptable.

                 (b) PERFORMANCE UNDER NON-ASSIGNED CONTRACTS. With respect to any Government Contracts that cannot be assigned to Buyer or novated on the Closing Date, Sellers and Buyer shall cooperate so that the performance obligations of Seller thereunder shall, unless not permitted by such Government Contract, be deemed to be subcontracted or delegated to Buyer until such Government Contract has been assigned or novated. Buyer or any of its Subsidiaries, as a subcontractor or delegate, shall perform such Government Contracts and Sellers shall, as soon as practicable, pay over to Buyer in full any amounts received by Sellers as a result of performance by Buyer of such Government Contracts. Prior to the assignment or novation of such Government Contracts to Buyer, Sellers, as the contracting party, shall take such timely action as is reasonably necessary to allow Buyer or any of its Subsidiaries to perform such Government Contracts and to protect any rights that may exist or accrue under such Government Contracts until they are assigned or novated.

                 (c) ASSIGNMENT AFTER CLOSING. If, after the Closing Date, Sellers and Buyer obtain the necessary consent for the assignment or novation of a Government Contract for which an assignment or novation is required, then such Government Contract shall be deemed to be assigned and transferred to Buyer promptly after Sellers and Buyer obtain such consent or novation. Sellers shall reimburse Buyer for any monetary benefit received by Sellers (net of actual costs paid or incurred by Sellers in connection with such Government Contract prior to consent or novation) that would have accrued to Buyer had the Government Contract been assigned or novated as of the

Closing Date. Any subcontract or other Government Contract which Sellers and Buyer have theretofore entered into or agreed upon in respect of such contract shall be terminated effective as of the date of such assignment.

                 (d) BIDS. Sellers and Buyer shall cooperate with each other and use their best efforts to preserve all bids, quotations and proposals made in the ordinary course of business of the Division and to facilitate the award thereof consistent with applicable legal requirements. Any contracts awarded to Sellers pursuant to such bids, quotations and proposals shall, subject to the consent of Buyer, be deemed to be Assumed Liabilities and, in the case of Contracts with the U.S. Government, shall be deemed to be "Government Contracts" for purposes of this Agreement and shall be governed by this Section 5.03. In any instance where, prior to Closing, Sellers and Buyer have submitted a bid or proposal in response to the same solicitation, such bids or proposals shall be kept confidential from the other party. Sellers and Buyer shall disclose to the soliciting organization or Governmental Entity in connection with such bids or proposals the existence of this Agreement and the letter of intent related to this Agreement. Sellers agree to continue, subject to reasonable business judgment, to pursue any such bids or proposals until such time as an award decision has been made. This Section 5.03(d) shall not apply to any proposal by Sellers or Buyer with respect to TDA-3.

                 (e) DEFERRED REVENUE. If after the Closing Date Buyer performs services and/or delivers products under a Contract identified in Attachment 5.03(e) with respect to which Sellers have deferred revenue recorded as of the Closing Date, not to exceed the amount set forth in Attachment 5.03(e), Sellers shall pay promptly to Buyer the amount of such deferred revenue recorded with respect to such services and/or products.

                 (f) RETURNED PRODUCTS. Buyer shall retain any Returned Products and shall promptly pay to Sellers upon receiving a Returned Product an amount equal to the then current fair market value of such Returned Product, less a handling fee of ten percent (10%) of such amount. Sellers shall issue to the customer who returned such Returned Product a credit equal to the amount paid by such customer for such Returned Product. If Buyer ships to a customer a replacement product for a Returned Product, and invoices the customer therefor, and such customer does not pay the amount due under such invoice within 30 days after the invoice is mailed, Buyer shall invoice Sellers for such amount and Sellers shall pay such amount within 30 days after receipt of such invoice.

         SECTION 5.04.    NONCOMPETE.

                 (a) For the period beginning on the Closing Date and continuing until the sixth anniversary of the Closing Date, Sellers shall not, and shall use their commercially reasonable efforts to cause their directors, officers, employees and Affiliates not to: (i) cause, induce or encourage any Division Employees who are or become employees of Buyer or its Affiliates to leave such employment, provided that nothing in this Section 5.04(a)(i) shall preclude Sellers from hiring any such employee responding to a generally circulated employment advertisement; (ii) cause, induce or encourage any actual or prospective customer, supplier, manufacturer or licensor of the Division or the Acquired Business, or any other Person who has a business relationship with any Seller, to terminate or change any such actual or prospective relationship in a manner which would be adverse to the Division or the Acquired Business; or
(iii) subject to Section 5.04(d), conduct, participate or engage, directly or indirectly (whether as a principal, sole proprietor, partner, stockholder, agent, consultant, subcontractor, joint venturer, team member or in any other capacity), acquire, own or have any interest (other than a three percent (3%) or less ownership in an entity whose securities are traded on a recognized securities exchange or quotation system), in any business, or support any product or any business, that is competitive with the Acquired Business or the Division (as conducted on the Closing Date or at any time during the two years immediately prior to the Closing Date). The covenant in the foregoing sentence shall encompass the activities of each Seller and its directors, officers, employees and Affiliates in all areas of the United States and in Europe. Sellers acknowledge that the Division is a nationwide business and that its scope also includes Europe and agree that this covenant is reasonable with respect to its duration, geographical area and scope. Sellers' obligation under this Section 5.04 shall include taking all steps reasonably necessary to enforce Sections 7 and 8 of the Employment and Noncompetition Agreement dated as of October 20, 1995 by and between Concept Automation, Inc. of America and Steven Baldwin.

                 (b)      The covenants and undertakings contained in this
Section 5.04 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 5.04 will cause irreparable injury to Buyer, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, Buyer will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of a breach of this Section
5.04. The rights and remedies provided by this Section 5.04 are cumulative and in addition to any other rights and remedies which Buyer may have hereunder or at law or in equity. If Buyer were to seek damages for any breach of this
Section 5.04, the portion of the Purchase Price delivered to Sellers hereunder which is attributed by the parties to the foregoing covenant shall not be considered a measure of or limit on such damages.

                 (c) The parties agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, specified business limitation or any other relevant feature of this Section 5.04 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

                 (d) Notwithstanding any other provision of this Section 5.04, if any Retained Contract requires any Seller to deliver products in a manner that would be competitive with Buyer under Section 5.04(a) (a "Product Requirement"), such Seller may nonetheless fulfill such Product Requirement through a third party provided it first satisfies the following requirements. Seller shall notify Buyer's Contact Person in writing of the Product Requirement, including therein sufficient detail for Buyer to respond professionally and setting forth a date by which Buyer must respond. Unless another time period is specified in the notification and is reasonably required to satisfy the

Product Requirement, Buyer shall have three calendar days unless otherwise specified to submit to Seller's Contact Person a written proposal for fulfilling the Product Requirement. If such proposal is not received within such three-day period or the other time period so specified, Seller may fulfill the Product Requirement through another source. If Buyer's proposal is received within the requisite period, Buyer and Seller shall negotiate in good faith the terms under which Buyer would fulfill such Product Requirement. If the parties are unable to reach agreement within a reasonable time and have exhausted the dispute procedure in Section 5.04(e), Seller may fulfill the Product Requirement through another source. Buyer's "Contact Person" shall initially be William Johnson. Sellers' "Contact Person" shall initially be Jack Littley.

                 (e) If the Contact Persons are unable to reach agreement with respect to a Product Requirement, the matter, upon written request of either party, shall be referred to the chief executive officer of the other party for resolution. The chief executive officers shall promptly meet in a good faith effort to resolve the dispute. If the chief executive officers do not resolve the dispute within 14 calendar days after reference of the matter to them, Seller shall be free to fulfill the Product Requirement through another source.

                 (f) For a period of one year after the Closing Date, Buyer shall not cause, induce or encourage any non-Division employee of Sellers or its Affiliates to leave such employment; provided that nothing in this
Section 5.04(f) shall preclude Buyer from hiring any such employee responding to a generally circulated employment advertisement.

         SECTION 5.05.    PUBLIC ANNOUNCEMENTS.

                 (a) The initial press release relating to the Transaction Agreements will be a joint release. Buyer and Sellers will consult with each other before issuing any further press release or making any other public statement with respect to the Transaction Agreements and the Transactions that differs substantially from previously approved statements and, except as may be required by applicable law or any listing agreement with any securities exchange or the Nasdaq Stock Market, will not issue any such press release or make any such public statement unless the text of such statement shall first have been agreed by the parties.

                 (b) Sellers and Buyer shall cooperate in making communications with Division Employees with respect to Employee Plans maintained by Sellers or Buyer and with respect to other matters arising in connection with the purchase and sale of the Acquired Assets hereunder.

         SECTION 5.06. FURTHER ASSURANCES. At and after the Closing Date, Sellers will execute and deliver any bills of sale, assignments or assurances and take and do, any other actions and things reasonably necessary to vest, perfect or confirm of record or otherwise in Buyer any and all right, title and interest in, to and under any of the rights, properties or assets of the Acquired Business acquired or to be acquired by Buyer as a result of, or in connection with, the purchase and sale of the Acquired Assets hereunder.

         SECTION 5.07.    ADMINISTRATION OF ACCOUNTS.

                 (a) All payments and reimbursements made in the ordinary course by any third party in the name of or to any Seller in connection with or arising out of the Acquired Business after the Closing Date (including all vendor rebates with respect to Current Inventory and Noncurrent Inventory sold to Buyer pursuant to this Agreement and products sold after the Closing Date) shall be held by such Seller in trust to the benefit of Buyer, and, immediately upon receipt by such Seller of any such payment or reimbursement, such Seller shall pay over to Buyer the amount of such payment or reimbursement without right of set off.

                 (b) All payments and reimbursements made in the ordinary course by any third party in the name of or to Buyer in connection with or arising out of the Retained Assets and the Retained Liabilities after the Closing Date (including vendor rebates with respect to Current Inventory and Noncurrent Inventory sold to Buyer pursuant to this Agreement and products sold on or prior to the Closing Date) shall be held by Buyer in trust to the benefit of Sellers, and, immediately upon receipt by Buyer of any such payment or reimbursement, Buyer shall pay over to BTG, as agent for Sellers, the amount of such payment or reimbursement without right of set off.

         SECTION 5.08. USE OF STATIONERY, ETC. To the extent that any invoice, stationery or other printed materials acquired by Buyer pursuant to this Agreement shall contain the name "BTG" or the name of any other Seller or its Affiliates, Buyer may continue to use such materials in respect of the Acquired Business until the earlier to occur of (i) the 180th day after the Closing Date and (ii) the date on which the existing supply thereof shall be exhausted, and neither Sellers nor any Affiliate of Sellers shall prohibit or bring any action to enjoin the use of such materials by Buyer; provided that Buyer shall in any event be entitled to use such materials in accordance with the terms of the Trademark License Agreement, Novation Subcontracts, Royalty Subcontracts and Distribution Agreement.

         SECTION 5.09. NASDAQ FILINGS. Buyer shall make in a timely fashion all notice and other filings required by The Nasdaq Stock Market with regard to the issuance of the Series C Preferred Stock and the issuance of the Common Stock upon conversion of the Series C Preferred Stock.

         SECTION 5.10   PENTAGON STORE.   Sellers agree to use commercially
reasonable efforts to make available for Buyer's use at Sellers' store at the Pentagon, at no cost to Buyer, one desk and three passes, and to permit Buyer to showcase "GTSI" on the premises.

         SECTION 5.11 WARRANTY SERVICE. Sellers agree to cooperate with Buyer after the Closing to identify all products shipped under warranty by Sellers on or before the Closing Date and to identify and perform at its own cost such warranty requirements at Buyer's request.

         SECTION 5.12. REASONABLE EFFORTS. Each party will use reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable under applicable laws and regulations to comply with the foregoing covenants.

                                   ARTICLE 6

                                  TAX MATTERS

         SECTION 6.01.    TAX COVENANTS.

                 (a) All Returns required to be filed with any Taxing Authority on or before the Closing Date with respect to any Pre-Closing Tax Period by, or with respect to, the Acquired Business will be filed when due in accordance with all applicable laws (taking into account any extension of a required filing date) and Sellers shall pay or cause to be paid all Taxes as shown on such Returns and all other Returns required to be filed with respect to the Acquired Business (excluding any separate Returns required to be filed by the Acquired Business) with respect to any Pre-Closing Tax Period will be filed by Sellers when due (taking into account any extension of a required filing date) and Sellers shall pay or cause to be paid all Taxes as shown on such Returns.

                 (b) If any claim or demand for Taxes with respect to any Pre-Closing Tax Period of the Acquired Business is asserted in writing against Buyer or any of its Affiliates, Buyer shall notify Sellers as promptly as practicable (taking into account the time in which a response is required), but in no event later than 10 days of such claim or demand, and shall give Sellers such information with respect thereto as Sellers may reasonably request. Sellers may discharge, at any time, its indemnification obligation with respect to such Taxes under this Agreement by paying to Buyer the amount of the indemnifiable loss (inclusive to any amount payable under Section 10.02(d)), calculated on the date of such payment. Sellers may, at their own expense, participate in and assume the defense of any such claim, suit, action or proceeding (including any Tax audit). If Sellers assume such defense, Buyer shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Sellers. Whether or not Sellers choose to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof. Sellers shall not be liable under Section 8.03 with respect to any Tax referred to in this Section 6.01(b) resulting from a claim or demand the defense of which Sellers were not offered the opportunity to assume as provided under this Section 6.01(b) to the extent Sellers' Liability under this Agreement is adversely affected as a result thereof.

                 (c) For all purposes of the Agreement, except as provided in Section 6.02, all Taxes for a taxable period which includes (but does not end on) the Closing Date shall be allocated based upon a closing-of-the-books method.

         SECTION 6.02.    TRANSFER AND PROPERTY TAXES.

                 (a) All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees including any deficiencies, interest, penalties, additions to tax or additional amounts excluding any Income Taxes (collectively, "Transfer Taxes") incurred in connection with the Transactions shall be borne by

Sellers. Buyer and Sellers shall use reasonable efforts to minimize the amount of all Transfer Taxes and shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation. Sellers shall make the filings, reports, or returns and to handle any audits or controversies with respect to any applicable Transfer Taxes, and Buyer shall cooperate with respect thereto as necessary.

                 (b) All property Taxes and similar ad valorem obligations levied with respect to the Acquired Assets or the assets of the Acquired Business for a taxable period which includes (but does not end on) the Closing Date (collectively, the "Apportioned Obligations") shall be apportioned between Sellers and Buyer based on the number of days of such Taxable period included in the Pre-Closing Tax Period and the number of days of such Taxable period after the Closing Date (with respect to any such Taxable period, the "Post-Closing Tax Period"). Sellers shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for property Taxes relating to the Acquired Assets or the assets of the Acquired Business, each of Sellers and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this
Section 6.02(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 30 days after delivery of such statement. If either Sellers or Buyer shall make any payment for which it is entitled to reimbursement under this Section 6.02(b), the other party shall make such reimbursement promptly but in no event later than 10 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

         SECTION 6.03. COOPERATION. Buyer and Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Business and the Acquired Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer and Sellers shall retain all books and records with respect to Taxes pertaining to the Acquired Assets for a period of at least six years following the Closing Date. At the end of such period, each party shall provide the other with at least 30 days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. Sellers and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Acquired Assets or the Acquired Business. Sellers agree to provide Buyer with such information relating to the Division as is necessary to permit Buyer to file appropriate payroll Tax Returns, including determining the extent to which wages paid by Sellers are to be taken into account in determining Buyer's annual wage limitations for social security Tax purposes.

         SECTION 6.04. REFUNDS. Sellers shall be entitled to any credits or refunds of Taxes of the Acquired Business with respect to any Pre-Closing Tax Period, including interest thereon, and Buyer shall pay or cause prompt payment to be made to Sellers of any credits or refunds of such Taxes and interest thereon received by Buyer or any of its Affiliates, reduced by any Income Taxes payable on account of interest on such credits or refunds.


                                   ARTICLE 7

                               EMPLOYEE BENEFITS

         SECTION 7.01.    EMPLOYEES; ALLOCATION OF LIABILITIES; WARN ACT.

                 (a) Prior to and on February 14, 1998, all obligations for salaries, wages, vacation, sick leave, severance, bonuses, other employment benefits and related payroll items with respect to the Division Employees shall be Retained Liabilities and shall be the responsibility of and paid by Sellers.

                 (b) As of and after February 15, 1998, Buyer shall have the right, in its sole discretion, to hire some or all of the Division Employees and, upon such hiring, all obligations for salaries, wages, vacation (except as set forth in the following sentence), sick leave, severance, bonuses, commissions and other employment benefits and related payroll items with respect to the Division Employees accrued with respect to the period prior to such hiring shall remain the responsibility of and paid by Sellers and such obligations with respect to Division Employees not hired by Buyer shall be the responsibility of and paid by Sellers. Buyer shall assume all accrued vacation with respect to Division Employees that Buyer hires on or after the Closing and Sellers shall remit to Buyer a cash payment or payments in an amount equal to
(i) the value of such accrued vacation, to the extent that such amount exceeds $100,000 in the aggregate, promptly after such Division Employees are hired by Buyer, less (ii) $161,959 which has been deducted from the cash portion of the Purchase Price.

                 (c) The terms and conditions of the Division Employees hired by Buyer shall be upon such terms and conditions as Buyer, in its sole discretion, shall determine. Upon such hiring, all obligations for salaries, wages, vacation (except as set forth in Section 7.01(b)), sick leave, severance, bonuses, commissions and other employment benefits and related payroll items with respect to such persons with respect to the period after such hiring shall be the responsibility of and paid by Buyer. Upon request of Buyer, Sellers shall provide Buyer reasonable access to data before and after the Closing (including computer data and personnel records) regarding the ages, dates of hire, benefits, compensation and job description of the Division Employees. Sellers will provide Buyer with reasonable opportunities to enter into discussions with and to advise any of the Division Employees concerning the terms of any future employment of such individuals by Buyer and will permit Buyer reasonable access to Division Employees for such purpose. Sellers shall not discourage any Division Employees from accepting an offer of employment, if any, made by Buyer to such Employee. Buyer and Sellers shall cooperate in preparing and disbursing materials concerning the Transactions or the effect of the Transactions upon the Division Employees' employment or the terms or conditions of the Division Employees' employment. Buyer and Sellers shall provide each other with reasonable opportunity to review any written materials and to attend any scheduled meetings concerning the foregoing.

                 (d) Sellers agree to provide any required notice under the Worker Adjustment and Retraining Notification Act, as amended (the "WARN Act"), and any similar statute, and otherwise to comply with any such statute with respect to any "plant closing" or "mass layoff" as defined in the WARN Act or similar event affecting Division Employees not hired by Buyer as of February 15, 1998. Sellers shall indemnify and hold harmless Buyer with respect to any liability under the WARN Act or similar statute arising with respect to Division Employees not hired by Buyer as of February 15, 1998. Buyer agrees to provide any required notice under the WARN Act and any similar statute, and otherwise to comply with any such statute with respect to any "plant closing" or "mass layoff" as defined in the WARN Act or similar event affecting any Division Employees hired by Buyer as of February 15, 1998 and thereafter terminated by Buyer. Buyer shall indemnify and hold harmless Sellers with respect to any liability under the WARN Act or similar statute arising with respect to any Division Employees hired by Buyer as of February 15, 1998 and thereafter terminated by Buyer.

         SECTION 7.02. EMPLOYEE PLANS AND FOREIGN PLANS. Except as provided in Section 7.01(b), all Liabilities under Employee Plans and Foreign Plans shall be Retained Liabilities.

         SECTION 7.03. DEFINED CONTRIBUTION PLANS. Effective as of February 14, 1998, each Seller shall amend any defined contribution retirement plan qualified under Section 401(a) of the Code and maintained by such Seller or one of its ERISA Affiliates (1) to cause the active participation of the Division Employees therein to cease as of February 14, 1998 and (2) to permit Division Employees to elect to take distributions (subject to applicable law) of their accounts thereunder (including to the extent practicable, in Buyer's reasonable judgment, any plan loans) and, if such Employees so elect, to roll them over, directly or otherwise, in accordance with applicable law and regulations, to an individual retirement account or to one or more defined contribution retirement plans qualified under Section 401(a) of the Code and maintained by Buyer or one of its ERISA Affiliates (the "Buyer DC Plans"), and the Buyer DC Plans shall accept such rollovers.

                                   ARTICLE 8

                           SURVIVAL; INDEMNIFICATION

         SECTION 8.01. SURVIVAL. The representations and warranties of Buyer and Sellers contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the first anniversary of the Closing Date; provided, however, that (i) the representations and warranties set forth in Section 3.15 shall survive the Closing until the second anniversary of the Closing Date, (ii) the representations and warranties in Sections 3.13 shall survive until the expiration of the statute of limitations applicable to the matters covered thereby, giving effect to any mitigation, waiver or extension thereof and (iii) the representations and warranties set forth in Section 4.07 shall survive indefinitely. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. All covenants and agreements of the parties contemplating performance after the Closing Date shall survive the Closing Date for a period ending at the earlier of the date such covenant or agreement is performed or the expiration of the statute of limitations for any claim relating thereto.

         SECTION 8.02.  INDEMNIFICATION.

                 (a) Sellers hereby indemnify Buyer and each of its Subsidiaries, and each of Buyer's and such Subsidiaries' respective officers, directors, employees and agents, and each of the heirs, executors, successors and assigns of the foregoing (the "Buyer Indemnified Parties"), against and agree to defend and hold them harmless from any and all Damages incurred or suffered by any of them arising out of or relating to (i) any misrepresentation or breach of warranty made by Sellers contained in this Agreement or in any certificate delivered pursuant hereto or in connection herewith (provided, however, that Sellers shall not be required to indemnify the Buyer Indemnified Parties with respect to such misrepresentations or breaches (A) unless the aggregate amount of Damages for which indemnity would otherwise be payable or has previously been paid exceeds $100,000 (the "Basket Amount"), at which time and at all times thereafter the Buyer Indemnified Parties shall be entitled to the full amount of all claims without deduction of $100,000, or (B) to the extent that the aggregate amount of Damages for which indemnity would otherwise be payable exceeds the sum of the Cash Escrow Amount and the Market Value of the Escrow Shares (the "Cap Amount"); (ii) breaches of covenants or obligations of Sellers contained herein; or (iii) any Retained Liability. For purposes of this Section 8.02(a), the Basket Amount and the Cap Amount shall not apply to clauses (ii) and (iii) in the foregoing sentence, including in respect of any Retained Liabilities which also constitute misrepresentations or breaches of warranties under clause (i) thereof.

                 (b) Buyer hereby indemnifies Sellers, each of Sellers' respective officers, directors, employees and agents, and each of the heirs, executors, successors and assigns of the foregoing (the "Seller Indemnified Parties"), against and agrees to defend and hold it harmless from any and all Damages incurred or suffered by any of them arising out of or relating to (i) any misrepresentation or breach of warranty made by Buyer contained in this Agreement or in any certificate delivered pursuant hereto or in connection herewith (provided, however, that Buyer shall not be required to indemnify the Seller Indemnified Parties with respect to such misrepresentations or breaches
(A) unless the aggregate amount of Damages for which indemnity would otherwise be payable or has previously been paid exceeds the Basket Amount, at which time and at all times thereafter the Seller

Indemnified Parties shall be entitled to the full amount of all claims without deduction of $100,000, or (B) to the extent that the aggregate amount of Damages for which indemnity would otherwise be payable exceeds the Cap Amount;
(ii) breaches of covenants or obligations of Buyer contained herein; (iii) any Assumed Liability (including Liabilities with respect to Buyer's performance under the Acquired Contracts after the Closing Date). For purposes of this
Section 8.02(b), the Basket Amount and the Cap Amount shall not apply to clauses (ii) or (iii) in the foregoing sentence, including in respect of any Assumed Liabilities which also constitute misrepresentations or breaches of warranties under clause (i) thereof.

                 (c) The amount of any indemnifiable losses or other liability for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the indemnified party from third parties (including amounts actually recovered under insurance policies) with respect to such indemnifiable losses or other liability. Any indemnifying party hereunder shall be subrogated to the rights of the indemnified party upon payment in full of the amount of the relevant indemnifiable loss. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provision hereof, have any subrogation rights with respect thereto. If any indemnified party recovers an amount from a third party in respect of an indemnifiable loss for which indemnification is provided in this Agreement after the full amount of such indemnifiable loss has been paid by an indemnifying party or after an indemnifying party has made a partial payment of such indemnifiable loss and the amount received from the third party exceeds the remaining unpaid balance of such indemnifiable loss, then the indemnified party shall promptly remit to the indemnifying party the excess (if any) of (i) the sum of the amount theretofore paid by the indemnifying party in respect of such indemnifiable loss plus the amount received from the third party in respect thereof, less (ii) the full amount of such indemnifiable loss or other liability.

                 (d) The amount of any indemnifiable losses or other liability for which indemnification is provided under this Article 8 shall be increased by any Tax imposed on the receipt of any indemnity payment with respect thereto and decreased to take account of the tax benefit arising from any credit, deduction, amortization, exclusion from income or other allowance associated with the Damages giving rise to the payment received by the Indemnitee ("Tax Benefit"). The amount of such decrease shall be the present value as of the date of any indemnification payment under this Article 8 of each Tax Benefit multiplied by (i) the combined effective federal and state corporate tax rates in effect at the time of the indemnity payment or (ii) in the case of a credit, 100 percent. The present value of any Tax Benefit shall be determined using the Applicable Interest Rate and assuming the party being indemnified has sufficient Taxable income or other Tax attributes to permit the utilization of such Tax Benefit at the earliest possible time. Any payment pursuant to this Article 8 will be treated as non-Taxable to the indemnified party except to the extent that a Final Determination causes such payment to be Taxable. If any Final Determination renders any payment made pursuant to this Article Taxable to the recipient, the indemnifying party shall pay an amount that reflects the Tax consequences to the indemnified party of receiving such payment.

         SECTION 8.03.  INDEMNIFICATION PROCEDURES.

                 (a) Subject to Section 6.01(c), upon receipt by any Person who may seek indemnity pursuant to Section 8.02 (the "indemnified party") of actual notice of a loss, claim, Damage, liability or action in respect of which indemnity may be sought, such indemnified party shall promptly notify the Person against whom such indemnity may be sought (the "indemnifying party") in writing (provided, however, that the failure to so notify the indemnifying party shall only relieve the indemnifying party of its obligations hereunder to the extent such failure actually prejudices such indemnifying party in its defense of the loss, claim, Damage, liability or action) and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate, in such indemnified party's reasonable judgment, due to actual or potential differing interests between them, in which case such fees and expenses shall be paid by the indemnifying party. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Subject to the terms of Section 8.03(c), the indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

                 (b) Upon receipt of the notice described in the first sentence of Section 8.03(a), an indemnifying party shall promptly notify the indemnified party of its election to defend or to seek to settle or compromise, at such indemnifying party's own expense and by such indemnifying party's own counsel, any claim, action, inquiry or investigation commenced by any person (a "Third Party Claim") and of its acknowledgment of its indemnification obligation hereunder. If the indemnifying party elects to assume responsibility for defending such Third Party Claim, the indemnifying party shall so notify the claimant or plaintiff of such election and request that all communications relating to such Third Party Claim be made, delivered or addressed to the indemnifying party and the indemnified party. After notice by the indemnifying party to the indemnified party of its election to assume the defense of a Third Party Claim, subject to the indemnified party's rights to separate counsel paid for by the indemnifying party pursuant to
Section 8.03(a), so long as such indemnifying party continues such defense in good faith, the indemnifying party shall have no further obligation to the indemnified party in respect of legal or other expenses not yet incurred by the indemnified party in connection with such Third Party Claim and shall promptly reimburse any such expenses already incurred.

                 (c) If an indemnifying party does not elect to assume responsibility for a Third Party Claim (which decision not to assume may only be made in the case of a good faith dispute that a claim is not properly the subject of an indemnification obligation pursuant to this Article 8), an indemnified party may not settle or compromise any claim without prior written notice to the indemnifying party, which shall have the option within 10 days following such notice (i) to disapprove the settlement and assume all past and future responsibility for the claim, including reimbursing the indemnified party for prior expenditures relating thereto, (ii) to disapprove the settlement and continue to refrain from participation in the defense of the claim, in which event the indemnifying party shall have no further right to contest the amount or reasonableness of the settlement if the indemnified party elects to proceed therewith, (iii) to approve the amount of the settlement, reserving the indemnifying party's right to contest the indemnified party's indemnity right, or (iv) to approve and agree to pay the settlement (and all expenditures of the indemnified party relating thereto). If no response is received by the indemnified party, the indemnifying party shall be deemed to have elected option (ii).

                                   ARTICLE 9

                                 MISCELLANEOUS

         SECTION 9.01. ENTIRE AGREEMENT. This Agreement, together with the Ancillary Agreements and the Confidentiality Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof, including the letter of intent with respect to the Transactions dated December 18, 1997, as amended on January 9, 1998 and January 23, 1998.

         SECTION 9.02. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

         if to any Seller, to:

                 Edward H. Bersoff
                 President and Chief Executive Officer
                 BTG, Inc.

                 3877 Fairfax Ridge Road
                 Fairfax, VA 22030
                 telecopier: (703) 383-4000

         with a copy to:

                 David B. H. Martin
                 Hogan & Hartson L.L.P.
                 555 Thirteenth Street, N.W.
                 Washington, D.C. 20004
                 telecopier: (202) 637-5910

         if to Buyer, to:

                 M. Dendy Young
                 President and Chief Executive Officer
                 Government Technology Services, Inc.
                 4100 Lafayette Center Drive
                 Chantilly, VA 20151
                 telecopier: (703) 222-5217

         with a copy to:

                 Gerald P. McCartin
                 Arent Fox Kintner Plotkin & Kahn
                 1050 Connecticut Ave., N.W.
                 Washington, DC 20036-5339
                 telecopier:  (202) 857-6395

or such other address as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this section and the appropriate telecopy confirmation is received, or (b) if given by any other means, when delivered at the address specified in this Section.

         SECTION 9.03.  AMENDMENTS; NO WAIVERS.

                 (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Sellers and Buyer or in the case of a waiver, by the party against whom the waiver is to be effective.

                 (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 9.04. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Buyer may assign its rights and obligations to any one or more wholly owned Subsidiary or Subsidiaries of Buyer (but no such assignment shall relieve Buyer of its obligations hereunder); provided, however, that, without the prior consent of Buyer, Sellers may collaterally assign their rights hereunder, subject to the terms and conditions hereunder and without relieving Sellers of any obligation or liability hereunder, to a lender or lenders as security for Sellers' obligations to such lender or lenders.

         SECTION 9.05. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the Commonwealth of Virginia regardless of the law that might otherwise govern under principles of conflicts of laws applicable thereto, except with respect to matters of corporate law as they apply to Buyer, which shall be governed by the Delaware General Corporation Law.

         SECTION 9.06. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

         SECTION 9.07. EXPENSES OF SALE. Except as otherwise provided in this Agreement, each party will be solely responsible for such party's legal, accounting, and other costs and expenses associated with the Transactions.

         SECTION 9.08. TERMS GENERALLY. The definitions in Article 1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All references herein to Articles, Sections, Attachments, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Attachments, Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP.

         SECTION 9.09. CONFIDENTIALITY AND PUBLICITY. The provisions of the Confidentiality Agreement between Buyer and Seller dated November 25, 1997, as amended by Amendment No. One (the "Confidentiality Agreement"), will continue in full force and effect. Without limitation of the foregoing, neither party shall, nor shall permit its representatives to, make any public disclosure or generate any publicity concerning the subject matter of this Agreement including, without limitation, the terms or the identity of the parties hereto, without the prior written approval of the other party except (in the reasonable opinion of its counsel) as required by law (including any disclosures required in connection with filings under applicable securities laws and regulations) after prior notice to the other party and except that Buyer and Sellers may issue a joint press release in a mutually agreeable form, upon the execution of this Agreement by all of the parties hereto.

         SECTION 9.10. NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

         SECTION 9.11. BULK TRANSFER LAWS. Buyer and Sellers hereby agree to waive the compliance by either party with the provisions of Article 6 of the Uniform Commercial Code as it is in effect in the states where the Acquired Assets may be located and any other "bulk sales" or "bulk transfer" laws of any jurisdiction in connection with the Transactions. Sellers unconditionally agree to indemnify and hold harmless Buyer against any and all Damages relating to the failure to so comply with such provisions or laws.

         SECTION 9.12. SPECIFIC PERFORMANCE. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter (subject to the provisions set forth in Section 9.14), in addition to any other remedy to which it may be entitled, at law or in equity.

         SECTION 9.13. REMEDIES CUMULATIVE. The remedies provided herein are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any party may have with respect to a breach of this Agreement or with respect to the Division or the Transactions, provided that the sole remedy with respect to a breach of a representation or warranty under this Agreement (other than such a breach which is also a Retained Liability or an Assumed Liability) shall be pursuant to Article 8.

         SECTION 9.14. JURISDICTION. Each of the parties consents to the exclusive jurisdiction of the federal courts of the Eastern District of Virginia for any legal action, suit or proceeding arising out of or in connection with this Agreement or the Transactions, and agrees that any such action, suit, or proceeding may be brought only in such courts. If such forum is not available, each of the parties





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consents to the exclusive jurisdiction of the Circuit Court of Fairfax County,
Virginia, for any such action, suit or proceeding. Each of the parties further waives any objection to the laying of venue for any suit, action or proceeding in such courts. Each of the parties agrees to accept and acknowledge service of any and all process that may be served in any suit, action or proceeding. Each of the parties agrees that any service of process upon it mailed by registered or certified mail, return receipt requested to such party at the address provided in Section 9.02 shall be deemed in every respect effective service of process upon such party in any such suit, action or proceeding.
Each of the parties agrees to waive any right it might have to a trial by jury in any such suit, action or proceeding.

         SECTION 9.15. JOINT AND SEVERAL LIABILITY. Notwithstanding anything herein to the contrary, for all purposes of this Agreement (a) each Seller hereby agrees that (i) it shall be deemed to have made herein all of the representations and warranties made by all other Sellers herein and under the other Transaction Agreements and (ii) it is jointly and severally obligated and liable for the obligations and liabilities of all other Sellers herein.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                   GOVERNMENT TECHNOLOGY SERVICES, INC.,
                                   a Delaware corporation

                                   By: /s/ STEPHEN L. WAECHTER
                                      -------------------------------------
                                      Stephen L. Waechter
                                      Chief Financial Officer

                                   BTG, INC.,
                                   a Virginia corporation


                                   By: /s/ EDWARD H. BERSOFF
                                      -------------------------------------
                                      Edward H. Bersoff, President and
                                      Chief Executive Officer


                                   BTG TECHNOLOGY SYSTEMS, INC.,
                                   a Virginia corporation


                                   By: /s/ EDWARD H. BERSOFF
                                      ---------------------------------------
                                      Edward H. Bersoff, President and
                                      Chief Executive Officer


                                   CONCEPT AUTOMATION, INC. OF AMERICA,
                                   a Virginia corporation


                                   By: /s/ EDWARD H. BERSOFF
                                      ---------------------------------------
                                      Edward H. Bersoff, President and
                                      Chief Executive Officer





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